                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER



                                  DATED AS OF

                               DECEMBER 15, 1996

                                     AMONG


                              HOLIDAY CORPORATION,

                               HOLIDAY INNS, INC.

                                      AND

                             BRISTOL HOTEL COMPANY

                               TABLE OF CONTENTS


                                                        ARTICLE 1
                                                       DEFINITIONS
         SECTION 1.01. Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                        ARTICLE 2
                                                        THE MERGER

         SECTION 2.01. The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 2.02. Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 2.03. Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.04. Surrender and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.05. HII Intercompany Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.06. Debt Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.07. Working Capital Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.08. Working Capital Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 2.09. Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                        ARTICLE 3
                                                THE SURVIVING CORPORATION

         SECTION 3.01. Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 3.02. Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 3.03. Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                        ARTICLE 4
                                             CERTAIN PRE-MERGER TRANSACTIONS

         SECTION 4.01. Contribution of Assets and Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 4.02. Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                        ARTICLE 5
                                       REPRESENTATIONS AND WARRANTIES OF HII AND HC

         SECTION 5.01. Corporate Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 5.02. Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 5.03. No Violations; Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 5.04. Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 5.05. Retained Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 5.06. Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 5.07. HII Operating Statements, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 5.08. Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 5.09. Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.10. Retained Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.11. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         SECTION 5.12. Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 5.13. Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 5.14. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 5.15. Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 5.16. Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 5.17. Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 5.18. No Representations or Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                        ARTICLE 6
                                        REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         SECTION 6.01. Corporate Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 6.02. Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 6.03. No Violations; Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 6.04. Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 6.05. Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 6.06. Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 6.07. SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 6.08. Absence of Certain Events and Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 6.09. Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 6.10. Acquiror Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 6.11. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 6.12. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 6.13. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 6.14. Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 6.15. Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 6.16. Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 6.17. Capital Expenditure Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 6.18. No Representations or Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                        ARTICLE 7
                                                 COVENANTS OF HII AND HC

         SECTION 7.01. Conduct of HII and HC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 7.02. Notices of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 7.03. Liquor and Other Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 7.04. Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                        ARTICLE 8
                                                  COVENANTS OF ACQUIROR

         SECTION 8.01. Conduct of Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 8.02. Notices of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 8.03. Tax-Free Contribution, Exchange and Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         SECTION 8.04. HII Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 8.05. Employee Communications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                        ARTICLE 9
                                            COVENANTS OF ACQUIROR, HC AND HII

         SECTION 9.01. Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 9.02. Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 9.03. Certain Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 9.04. Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 9.05. Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 9.06. Meetings of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 9.07. Franchise Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 9.08. Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 9.09. Environmental and Structural Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                                                        ARTICLE 10
                                                    EMPLOYEE BENEFITS

         SECTION 10.01. Maintenance of Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 10.02. Severance Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 10.03. Savings Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 10.04. Nonqualified Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 10.05. Group Health Plans; Workers' Compensation . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 10.06. Executive Medical and Dental Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 10.07. Severance Pay Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 10.08. COBRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 10.09. Collective Bargaining Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 10.10. Relocation Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         SECTION 10.11. Vacation and Sick Leave . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         SECTION 10.12. Loyalty Bonuses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         SECTION 10.13. WARN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 10.14. Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                                        ARTICLE 11
                                                 CONDITIONS TO THE MERGER

         SECTION 11.01. Conditions to the Obligations of Each Party . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 11.02. Conditions to the Obligations of HII  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         SECTION 11.03. Conditions to the Obligations of Acquiror . . . . . . . . . . . . . . . . . . . . . . . . . .  51

                                                        ARTICLE 12
                                                SURVIVAL; INDEMNIFICATION

         SECTION 12.01. Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 12.02. Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         SECTION 12.03. Indemnification Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

                                                        ARTICLE 13
                                                       TERMINATION
         SECTION 13.01. Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 13.02. Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                                                        ARTICLE 14
                                                      MISCELLANEOUS

         SECTION 14.01. Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         SECTION 14.02. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         SECTION 14.03. Amendments; No Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 14.04. Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 14.05. Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 14.06. Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 14.07. Counterparts; Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 14.08. Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 14.09. Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 14.10. Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 14.11. Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                                   EXHIBITS


        EXHIBIT                        Title
        -------                        -----
EXHIBIT  I                     Form of the Certificate of Incorporation of the
                                     Surviving Corporation
EXHIBIT  J                     Form of the Bylaws of the Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") dated as of December 15, 1996, among Holiday Corporation, a Delaware corporation ("HC"), Holiday Inns, Inc., a Tennessee corporation and wholly owned subsidiary of HC ("HII"), and Bristol Hotel Company, a Delaware corporation ("ACQUIROR").

                              W I T N E S S E T H:

         WHEREAS, HC and HII have (i) determined to enter into this Agreement which, among other things, provides for HII to merge with and into Acquiror, with Acquiror as the surviving corporation (the "MERGER"), as a result of which HC will become a stockholder of Acquiror, and (ii) approved a contribution and assumption agreement substantially in the form of Exhibit A attached hereto (the "CONTRIBUTION AGREEMENT"), pursuant to which and subject to the terms of which HII will contribute all of its assets and liabilities other than the Retained Business (as defined herein) to New Spinco, a Delaware corporation to be formed in connection with the Contribution (as defined herein) ("NEW SPINCO");

         WHEREAS, Acquiror has informed HC that it is unwilling to acquire in the Merger any assets or liabilities of HII other than those relating solely to the Retained Business as provided herein and in the Contribution Agreement and the purpose of the Contribution Agreement is to make possible the Merger by divesting HII of the businesses, operations and liabilities to be conducted by New Spinco.

         WHEREAS, following the time of the Contribution and prior to the Effective Time, HII shall, in a partial liquidation, exchange with HC all outstanding shares of common stock, par value $0.01 per share, of New Spinco ("NEW SPINCO COMMON STOCK") for 900 shares of HII Common Stock (as defined herein) owned by HC (the "EXCHANGE");

         WHEREAS, the respective Boards of Directors of HC, HII and Acquiror have determined that, following the Contribution and the Exchange, the Merger and the other transactions contemplated under this Agreement would be in the best interest of their respective corporations and stockholders and are consistent with, and in furtherance of, their respective businesses, strategies and goals;

         WHEREAS, in a related transaction immediately after the Merger, Acquiror shall (i) subject to the adjustments described herein, exchange a portion of the amount of HII Intercompany Debt (as defined herein) assumed by Acquiror pursuant to the Merger for 6,981,832 shares of Acquiror Stock (as defined herein) and (ii) repay the portion of HII Intercompany Debt remaining after such exchange in cash;

         WHEREAS, it is the intention of the parties to this Agreement that for federal income tax purposes (a) the Contribution and the Exchange shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that the Exchange shall constitute a tax-free distribution under Section 355 of the Code and (b) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code in which no gain or loss is recognized; and

         WHEREAS, in connection with this Agreement, the parties hereto, or, if applicable, their respective Affiliates, have, subject to certain conditions, agreed to enter into, a stockholders agreement, a hotel properties agreement, a registration rights agreement and franchise agreements, substantially in the form of Exhibits B through E, respectively, attached hereto and have agreed to enter into asset purchase agreements, in accordance with the descriptions in Exhibits F and G attached hereto.

         NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions (a) The following terms used herein shall have the following meanings:

         "ACQUIROR MATERIAL ADVERSE EFFECT" means a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

         "ACQUIROR SEC DOCUMENTS" means all reports, schedules, forms, statements and other documents required to be filed by Acquiror with the SEC under the Securities Act and the Exchange Act since December 12, 1995.

         "ACQUIROR STOCK" means the common stock, par value $0.01 per share, of Acquiror.

         "AFFILIATE" means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under the common control with such Person; provided that no shareholder of Acquiror shall be deemed an Affiliate of any other stockholder of Acquiror solely by reason of any investment in Acquiror. For the purposes of this definition, the term "control", when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "ASSET PURCHASE AGREEMENTS" means the Canadian Agreement of Purchase and Sale and of the San Francisco Agreement of Purchase and Sale.

         "BASE RATE" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

         "BENEFIT ARRANGEMENT" means any employment, severance or similar contract or arrangement whether or not written or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is not an Employee Plan.

         "BUILDING CODES" means, with respect to any Retained Real Property, all applicable requirements of all building, construction, fire, life-safety and similar Laws relating to the construction, use and occupancy of such Retained Real Property as in effect and applicable as of the relevant time; provided that Building Codes shall not include (i) requirements thereof that first become effective after the Effective Time and (ii) the Americans with Disabilities Act or other applicable handicap access laws.

         "CANADIAN AGREEMENT OF PURCHASE AND SALE" means the Agreement of Purchase and Sale between Holiday Inns of Canada Ltd. and Bristol Hotel Asset Co., the terms of which shall be substantially in accordance with the description thereof on Exhibit G.

         "CANADIAN HOTELS" means the Hotels (as defined in the Canadian Agreement of Purchase and Sale).

         "CARVE-OUT BUSINESS" means the Retained Business, the business conducted by the San Francisco Hotel and the business conducted by the Canadian Hotels.

         "COBRA COVERAGE" means the continuation coverage required by Section 4980B(f) of the Code.

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreements dated as of June 14, 1996 and September 14, 1996 among Bass plc, HII and Acquiror.

         "CONTINGENCY AGREEMENT" means the Contingency Agreement among HC, HII and Acquiror the terms of which shall be substantially in accordance with the description thereof on Exhibit H.

         "CONTRACT" means any note, bond, mortgage, indenture, lease, contract, obligation, commitment or agreement (whether written or oral).

         "CONTRIBUTED ASSETS" means all Assets (as defined in the Contribution Agreement) of HII and its Subsidiaries, other than the Retained Assets, including but not limited to the interests in the Hotels listed on Schedule 1.01(a)(i) and the franchise business.

         "CONTRIBUTED LIABILITIES" means all Liabilities (as defined in the Contribution Agreement) of HII and its Subsidiaries other than the Retained Liabilities including without limitation any costs, expenses or liabilities incurred by the Retained Companies in connection with the Transactions prior to the Effective Time and, without limiting the generality or effect of the foregoing, all liabilities or obligations, whether arising by contract or otherwise to any Person relating to, resulting from or arising out of any franchise or similar agreement or any of HII's franchising business, whether such liability arises or is first asserted prior to or after the Effective Time.

         "CONTRIBUTION" means the contribution of the Contributed Assets to New Spinco and the assumption of the Contributed Liabilities by New Spinco contemplated by Article 2 of the Contribution Agreement.

         "CORE EMPLOYEES" shall mean those 145 employees listed on Schedule 1.01(a)(2) hereto.

         "DAMAGES" means any damage (including without limitation punitive damages if assessed or amended in a third- party action), loss (including without limitation lost profits), liability, cost or expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses).

         "DGCL" means the General Corporation Law of the State of Delaware.

         "EMPLOYEE PLAN" means any "employee benefit plan," as defined in
Section 3(3) of ERISA.

         "ENVIRONMENTAL LAWS" means any applicable federal, state, local or foreign law, regulation or rule, each as in effect as of the date hereof and as of the Effective Time, relating to the environment or to pollutants, contaminants or wastes or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, material or waste.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "ENVIRONMENTAL LIABILITIES" means Liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, which arise out of or in connection with (i) the Hotels, (ii) any Environmental Law and (iii) actions occurring or conditions existing on or prior to the Closing Date (including without limitation those matters identified pursuant to Section 9 hereof).

         "FRANCHISE AGREEMENTS" means the franchise agreements, each substantially in one of the forms attached as Exhibit E, to be entered into, pursuant to Section 9.07, by HIFI and Acquiror or the Subsidiaries of Acquiror reasonably approved by HIFI.

         "GAAP" means United States generally accepted accounting principles consistently applied.

         "GOVERNMENTAL ENTITY" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local or foreign.

         "GROUP HEALTH PLANS" means the Holiday Inns, Inc. Life Insurance and Health Care Benefit Plan.

         "HIFI" means Holiday Inns Franchising, Inc., a Delaware corporation.

         "HII BY-LAWS" means the by-laws of HII, as amended.

         "HII CHARTER" means the articles of incorporation of HII, as amended.

         "HII COMMON STOCK" means the common stock, par value $1.50, of HII.

         "HII INTERCOMPANY DEBT" means the debt in the principal amount of $500 million owed by HII to BAI, unless adjusted in accordance with this Agreement.

         "HOLIDAY PARTIES" means HC and HII.

         "HOTEL" means each of the hotels listed on Schedule 5.10(a)(i) through
(a)(iv), which may be amended at the option of HC prior to February 1, 1997 to add the Holiday Inn Salt Lake City Airport Hotel, including the Retained Real Property used in connection with the operations of such hotel and all furniture, fixtures, furnishings, equipment, attachments, inventory and other tangible and intangible personal property located in or about, or used exclusively in connection with, such Retained Real Property, to the extent the same constitute Retained Assets.

         "HOTEL PROPERTIES AGREEMENT" means the Hotel Properties Agreement to be dated the date of the Effective Time between HC and Acquiror, substantially in the form of Exhibit C hereto.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "HSR FILINGS" means any filings required under the HSR Act.

         "INTELLECTUAL PROPERTY" means domestic and foreign patents, patent applications, invention disclosures to be filed or awaiting filing determinations, trademark and service mark applications, registered trademarks, registered service marks, registered copyrights, trademarks, service marks and trade names.

         "LAWS" means all applicable statutes, laws, regulations, rules, judgments, orders and decrees of Governmental Entities.

         "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, restriction on voting or transfer, encumbrance, adverse claim or defect in title of any kind whatsoever in respect of such property. For the purposes hereof, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "MATERIAL ADVERSE EFFECT" means, with respect to any entity (or group of entities taken as a whole), such state of facts, event, change or effect as has had, or could reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition or prospects of such entity (or, if with respect thereto, of such group of entities taken as a whole) other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses, or on the ability of such entity (or group of entities) to consummate the transactions contemplated hereby, including the Contribution, the Exchange and the Merger, or to perform in all material respects its obligations under any of the Transaction Documents to which it is or will be a party; provided that any determination of whether any state of facts, event, change or effect would have a Material Adverse Effect on the Retained Companies shall be made giving effect to the transactions contemplated by the Contribution Agreement.

         "MULTIEMPLOYER PLAN" means each Employee Plan that is a Multiemployer Plan, as defined in Section 3(37) of ERISA.

         "NONQUALIFIED PLANS" means the Holiday Inns, Inc. Nonqualified Savings Plan, the Executive Deferred Compensation Plan, the Deferred Compensation Plan and the Supplemental Executive Retirement Plan.

         "NYSE" means the New York Stock Exchange, Inc.

         "PERMIT" means any license, franchise, permit, concession, order, approval or registration from, of or with a Governmental Entity.

         "PERMITTED LIENS" means those Liens (i) listed on Schedule 1.01(a)(3)(A), with respect to the Retained Companies, (ii) listed on Schedule 1.01(a)(3)(B), with respect to Acquiror, (iii) for Taxes not yet due or payable or being contested in good faith and for which appropriate reserves have been taken, (iv) that constitute mechanics', carriers', workers' or like liens with respect to obligations that are not overdue or are being contested in good faith and for which appropriate reserves have been taken, (v) that constitute leases or tenancies of parts or areas of the property in question, (vi) that individually or in the aggregate would not and could not reasonably be expected to have a material adverse effect on the use or value of the property to which the Lien relates or (vii) that are created, suffered or assumed by Acquiror.

         "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PRE-EFFECTIVE RETURNS" means all Tax Returns and reports required to be filed prior to the Effective Time which include any of the Retained Companies.

         "PROXY STATEMENT" means the proxy statement and form of proxies relating to the issuance of Acquiror Stock in the Merger and the adoption of this Agreement as filed with the SEC and delivered to the stockholders of Acquiror.

         "QUALIFYING EVENT" shall have the meaning set forth in Section 4980(f)(3) of the Code.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights among HC, Bass America Inc., United/Harvey Holdings, L.P. and Acquiror, which shall be substantially in the form attached hereto as Exhibit D .

         "RETAINED ASSETS" shall have the meaning set forth in the Contribution Agreement.

         "RETAINED BUSINESS" means the business conducted using the Retained Assets and the Retained Liabilities but excluding without limitation the Contributed Assets and the Contributed Liabilities to be transferred to or assumed by New Spinco pursuant to the Contribution Agreement.

         "RETAINED COMPANIES" means HII and its direct and indirect Subsidiaries in which any of HII and its direct and indirect Subsidiaries has an interest, each such Person being listed on Schedule 1.01(a)(4), but excluding those companies to be transferred to New Spinco pursuant to the Contribution Agreement.

         "RETAINED COMPANIES' EMPLOYEES" means the employees of the Retained Companies at the Hotels and the San Francisco Hotel as of the Effective Time.

         "RETAINED COMPANIES MATERIAL ADVERSE EFFECT" means a Material Adverse Effect on the Retained Companies, taken as a whole.

         "RETAINED LIABILITIES" shall have the meaning set forth in the Contribution Agreement.

         "SAN FRANCISCO AGREEMENT OF PURCHASE AND SALE" means the Agreement of Purchase and Sale between Holiday Inns B.V. and Acquiror, the terms of which shall be substantially in accordance with the description thereof on Exhibit F.

         "SAN FRANCISCO HOTEL" means the Hotel (as defined in the San Francisco Agreement of Purchase and Sale).

         "SAVINGS PLAN" means the Holiday Inns, Inc. Savings and Retirement
Plan.

         "SEC" means the Securities Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "STOCKHOLDERS' AGREEMENT" means the Amended and Restated Stockholders' Agreement to be dated the date of the Effective Time among Acquiror, United/Harvey Holdings, L.P., HC, Bass plc and Bass America, Inc., substantially in the form of Exhibit B hereto.

         "STRUCTURAL DEFICIENCY" or "STRUCTURAL DEFECTS" means, with respect to any Retained Real Property, any failure or imminent failure of any major structural (such as, without limitation, foundation, load-bearing walls and columns and roof), mechanical (such as, without limitation, HVAC), electrical and plumbing components of such Retained Real Property (or any part thereof) to perform the function for which it was designed, or any failure of such Retained Real Property (or any part thereof) to be in compliance with applicable Building Codes.

         "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "TAX" (including with correlative meaning, the terms "TAXES" and "TAXABLE") means (A) all forms of taxation, whenever created or imposed, and whether imposed by a local, municipal, governmental, state, foreign, federal or other body (the "TAXING AUTHORITY") and, without limiting the generality of the foregoing, shall include any income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding (on amounts paid to or by a Person), employment, payroll, property, environmental tax, real estate tax or assessment, premium or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax, (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby the liability for payments of such amounts was determined or taken into account with reference to the liability of any other Person, and (C) liability for the payment of any amounts as a result of being party or subject to any tax sharing agreement or with respect to the payment of any amounts of the type described in
(A) or (B) as a result of any express or implied obligations to indemnify any other Person.

         "TAX RETURN" means any return, report, statement, information statement and the like required to be filed with any authority with respect to Taxes.

         "TBCA" means the Tennessee Business Corporation Act.

         "TITLE IV PLAN" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

         "TRANSACTION DOCUMENTS" means this Agreement, the Contribution Agreement, the Stockholders' Agreement, the Hotel Properties Agreement, the Asset Purchase Agreements, the Franchise Agreements, the Registration Rights

Agreement and any other documents relating to each of the foregoing agreements.

         "TRANSACTIONS" means all transactions contemplated by the Transaction Documents.

         (b) The following terms shall have the meanings assigned to such terms in the following sections:

TERM                                                                    SECTION
----                                                                    -------
Acquiror Consents                                                       6.03(a)
Acquiror Permits                                                           6.02
Acquiror Real Property                                                     6.10
Acquiror Securities                                                     6.04(b)
Acquiror Subsidiary Securities                                          6.05(b)
Adverse Tax Development                                                11.02(c)
Affected Employee                                                         10.02
Articles of Merger                                                      2.01(a)
BAI                                                                        2.06
Capex Notes                                                             2.09(b)
Capital Expenditure                                                     2.09(a)
Capital Expenditure Period                                              2.09(a)
Capital Expenditure Statement                                           2.09(a)
Certificate of Merger                                                   2.01(a)
Closing                                                                    2.02
Commitment                                                                 6.16
Contingency Date                                                       13.01(b)
Effective Time                                                          2.01(a)
Executive Medical Plan                                                    10.06
Existing Acquiror Credit Agreement                                   8.01(A)(c)
Final Estimated Cost                                                    9.09(b)
Final Working Capital                                                      2.08
Financial Statements                                                       7.04
HC Report                                                               9.09(b)
HII Affiliated Group                                                    5.12(a)
HII Shares                                                              5.04(a)
Holiday Indemnitees                                                    12.02(c)
indemnified party                                                      12.03(a)
indemnifying party                                                     12.03(a)
Individual Item                                                        12.02(a)
Initial Report                                                          9.09(a)
IRS                                                                  7.01(B)(d)
IRS Ruling                                                           7.01(B)(d)
Joint Venture                                                           5.10(a)
Management Agreement                                                    5.10(a)
Merger Consideration                                                    2.03(b)

1993 - 1995 Operating Statements                                           5.07
1996 Operating Statements                                                  5.07
Retained Company Plan                                                   5.13(a)
Retained Companies' Consents                                            5.03(a)
Retained Companies' Permits                                             5.03(a)
Retained Companies' Savings Plan                                       10.03(b)
Retained Company Securities                                             5.05(b)
Retained Real Property                                                  5.10(a)
Severance Payments                                                        10.02
Surviving Corporation                                                   2.01(b)
Total Revenues                                                          2.09(b)
Working Capital                                                         2.07(a)
Working Capital Statement                                               2.07(a)


                                   ARTICLE 2
                                   THE MERGER

         SECTION 2.01. The Merger. (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in this Agreement, HII and Acquiror will file a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and an Articles of Merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Tennessee and make all other filings or recordings required by the DGCL and the TBCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "EFFECTIVE TIME").

         (b) At the Effective Time, HII shall be merged with and into Acquiror in accordance with the DGCL and the TBCA whereupon the separate existence of HII shall cease, and Acquiror shall be the surviving corporation (as such, the "SURVIVING CORPORATION").

         (c) From and after the Effective Time, Acquiror shall possess all the rights, privileges and powers and be subject to all of the restrictions, disabilities and duties of HII and Acquiror, all as provided under the DGCL and the TBCA.

         SECTION 2.02. Closing. Unless this Agreement has terminated and the transactions contemplated under this Agreement have been abandoned pursuant to
Section 13.01 and subject to the fulfillment or, if permitted, waiver of the conditions set forth in Article 11, the closing of the Merger (the "CLOSING") will take place at a location in New York City to be mutually agreed upon prior to the Closing as promptly as practicable (and in any event within two business days) following the fulfillment or, if permissible, waiver of the conditions of Article 11, unless another date or time is agreed to in writing by Acquiror and the Holiday Parties.

         SECTION 2.03. Conversion of Shares.  At the Effective Time:

         (a) each outstanding share of HII Common Stock held by HII as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

         (b) except as otherwise provided in Section 2.03(a) above, the 100 shares of HII Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive in the aggregate 2,391,286 shares (the "MERGER CONSIDERATION") of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Stock.

         SECTION 2.04. Surrender and Payment. Upon surrender to Acquiror of a certificate or certificates representing the 100 shares of HII Common Stock outstanding immediately prior to the Effective Time, HC will be entitled to receive Acquiror Stock issuable in respect of such shares. Until so surrendered, each such certificate shall, as of and after the Effective Time, represent for all purposes, only the right to receive such Acquiror Stock.

         SECTION 2.05. HII Intercompany Debt. At the Effective Time, the amount of HII Intercompany Debt outstanding shall be $500 million; provided that if, upon the mutual agreement of the parties hereto, any of the Hotels listed on Schedule 2.05(a) shall cease to be a Retained Asset, the amount of the HII Intercompany Debt shall be reduced by the amount listed opposite such Hotel's name on Schedule 2.05(a) and the Contributed Liabilities shall be increased by a like amount.

         SECTION 2.06. Debt Exchange. Immediately following the Effective Time, Acquiror shall (i) exchange principal amount $199,854,939 of the HII Intercompany Debt assumed by Acquiror pursuant to the Merger for 6,981,832 shares of Acquiror Stock and (ii) repay the portion of the HII Intercompany Debt remaining after such exchange in a certified or official bank check payable in immediately available funds to Bass America Inc. ("BAI"); provided that if the amount of HII Intercompany Debt is reduced pursuant to Section 2.05, the number of shares and cash exchanged for HII Intercompany Debt pursuant to this Section 2.06 shall be reduced such that the total number of shares and cash received by HC and BAI collectively pursuant to the Merger and the debt exchange is reduced pro rata.

         SECTION 2.07. Working Capital Statement. (a) As promptly as practicable and in any event within 90 days after the Effective Time, HC will cause to be prepared and delivered to Acquiror a working capital statement, together with an unqualified report of Deloitte & Touche LLP thereon, and a certificate based on such working capital statement setting forth HC's calculation of Working Capital. The working capital statement contemplated hereby (the "WORKING CAPITAL STATEMENT") shall, in accordance with Schedule 2.07(a), fairly present the Working Capital position of HII immediately prior to the Effective Time and after giving effect to the Contribution and the Exchange. HC will afford Acquiror the opportunity to participate in and review HC's preparation of the Working Capital Statement, including without limitation the opportunity to observe any physical inventory count and other accounting procedures and a reasonable opportunity to review HC's final draft of the Working Capital Statement prior to the delivery thereof to Acquiror as hereafter provided. If Acquiror and HC agree upon such computation within the 90-day period referred to above, the remaining provisions of this Section 2.07 will not apply; if Acquiror and HC do not so agree, then the Working Capital Statement prepared by HC will be delivered by HC to Acquiror and the remaining provisions of this Section 2.07 will apply. "WORKING CAPITAL" shall be calculated as set forth in Schedule 2.07(a).

         (b) If Acquiror disagrees with HC's calculation of Working Capital delivered pursuant to Section 2.07(a), Acquiror may, within 90 days after delivery of the documents referred to in Section 2.07(a) deliver a notice to HC disagreeing with such calculation and setting forth Acquiror's calculation of such amount. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which Acquiror disagrees, and Acquiror shall be deemed to have agreed with all other items and amounts contained in the Working Capital Statement and the calculation of Working Capital delivered pursuant to Section 2.07(a).

         (c)     If a notice of disagreement shall be delivered pursuant to
Section 2.07(b), Acquiror and HC shall cause Coopers & Lybrand LLP or another firm of independent accountants of nationally recognized standing reasonably satisfactory to Acquiror and HC (who shall not have any material relationship with Acquiror or HC) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Working Capital. In making such calculation, such independent accountants shall consider only those items or amounts in the Working Capital Statement or HC's calculation of Working Capital as to which Acquiror has disagreed and such other issues as may be impacted by the issues as to which Acquiror has disagreed. Such independent accountants shall deliver to Acquiror and HC, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Acquiror and HC. The cost of such review and report shall be borne by HC if the difference between Final Working Capital and HC's calculation of Working Capital delivered pursuant to Section 2.07(a) is greater than the difference between Final Working Capital and Acquiror's calculation of Working Capital delivered pursuant to Section 2.07(b) and by Acquiror if the first such difference is less than the second such difference and otherwise equally by Acquiror and HC.

         (d) Acquiror and HC agree that they will, and agree to cause their respective independent accountants and HII to, cooperate and assist in the preparation of the Working Capital Statement and the calculation of Working Capital and in the conduct of the audits and reviews referred to in this Section, including without limitation the making available to the extent necessary of books, records, work papers and personnel.

         SECTION 2.08. Working Capital Adjustment. (a) If Final Working Capital exceeds $0, Acquiror shall pay to New Spinco, in the manner and with interest as provided in Section 2.08(b), the amount of such excess. If Final Working Capital is less than $0, New Spinco shall pay to Acquiror, in the manner and with interest as provided in Section 2.08(b), the amount of such deficiency. "FINAL WORKING CAPITAL" means the Working Capital as agreed by Acquiror and HC pursuant to Section 2.07(a), or (ii) if a notice of disagreement is delivered pursuant to Section 2.07(b), as shown in the independent accountant's calculation delivered pursuant to Section 2.07(c); provided that, in no event shall Final Working Capital be more than HC's calculation of Working Capital delivered pursuant to Section 2.07(a) or less than Acquiror's calculation of Working Capital delivered pursuant to Section 2.07(b).

         (b) Any payment by Acquiror pursuant to Section 2.08(a) shall be made under a contingent note from HII to New Spinco (such contingent note having been delivered to New Spinco prior to the Effective Time and being in form reasonably acceptable to Acquiror) and any such payment or other payment contemplated by Section 2.08(a) shall be made within 10 days after the Working Capital has been determined by delivery by Acquiror in payment of the contingent note of a certified or official bank check payable in immediately available funds to New Spinco or by causing such payments to be credited to the account of New Spinco as may be designated by it. Any payment due Acquiror pursuant to Section 2.08(a) shall be made within 10 days after Working Capital has been determined by delivery by HC of a certified or official bank check in immediately available funds to Acquiror or by causing such payment to be credited to the account of Acquiror designated by it. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Effective Time to but excluding the date of payment at a rate per annum equal to the Base Rate in effect from time to time during the period from the Effective Time to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

         SECTION 2.09. Capital Expenditures. (a) As promptly as practicable and in any event within 90 days after the Effective Time, HC shall deliver to Acquiror a statement of capital expenditures setting forth the Capital Expenditures made on the Hotels from and including October 1, 1996 to and including the date of the Effective Time (the "CAPITAL EXPENDITURE PERIOD") together with an unqualified opinion of Deloitte & Touche thereon. The statement of capital expenditures contemplated hereby (the "CAPITAL EXPENDITURE STATEMENT") shall fairly present the Capital Expenditures during the Capital Expenditure Period. HC will afford Acquiror the opportunity to participate in and review HC's preparation of the Capital Expenditure Statement. "CAPITAL EXPENDITURES" means the cost incurred in making additions to, improvements to and replacements of Hotels owned or leased by any Retained Company, that in accordance with Holiday Inn Worldwide's normal accounting practice, provided that such practice is in accordance with the Uniform System of Accounts for Hotels and GAAP, are to be capitalized rather than expensed.

         (b) HII shall borrow from BAI under a revolving credit facility (the "CAPEX NOTES") the amounts spent on Capital Expenditures it believes in good faith to be in excess of 4% of Total Revenues during the Capital Expenditure Period for the portion of the Capital Expenditure Period then elapsed as such amounts become due and payable. Upon determination of the amount of Capital Expenditures pursuant to Section 2.09(a), the amount outstanding under the Capex Notes shall be automatically adjusted so that the principal amount thereof shall be equal to the excess of the amount spent on Capital Expenditures during the Capital Expenditure Period over 4% of Total Revenues for the Capital Expenditure Period and the amount of the Capex Notes outstanding shall be deemed to be such adjusted amount for all purposes hereunder. Acquiror shall assume the Capex Notes pursuant to the Merger and repay the Capex Notes within 10 days after Capital Expenditures has been determined according to Section 2.09(a) by delivery by Acquiror of a certified or official bank check in immediately available funds to BAI or by causing such payment to be credited to the account of BAI designated by it. If Capital Expenditures, determined according to Section 2.09(a), are less than 4% of Total Revenues for the Capital Expenditure Period, New Spinco shall pay to Acquiror within 10 days after Capital Expenditures has been determined the amount of such deficiency by delivery by New Spinco of a certified or official bank check in immediately available funds to Acquiror or by causing such payment to be credited to the account of Acquiror designated by it. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Effective Time to but excluding the date of payment at a rate per annum equal to the Base Rate in effect from time to time during the period from the Effective Time to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. "TOTAL REVENUES" means, with respect to any period all revenues and income derived directly or indirectly from the use or operation of any Hotel owned or leased by any Retained Company (including, without limitation, total room sales, food and beverage sales, telephone, telegraph and telex revenues, rental or other payments from lessees, sublessees and concessionaires (but not the gross receipts of such lessees, sublessees or concessionaires), and the actual cash proceeds of business interruption, use, occupancy or similar insurance).

                                   ARTICLE 3
                           THE SURVIVING CORPORATION

         SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be substantially in the form of Exhibit I hereto until amended in accordance with DGCL and other applicable laws.

         SECTION 3.02. Bylaws. The bylaws of the Surviving Corporation shall be substantially in the form of Exhibit J hereto until amended in accordance with DGCL and other applicable laws.

         SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of the Surviving Corporation shall be as provided for in Section 2.01 of the Stockholders' Agreement, and
(b) the officers of Acquiror at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                        CERTAIN PRE-MERGER TRANSACTIONS

         SECTION 4.01. Contribution of Assets and Assumption of Liabilities. HII and New Spinco will consummate the Contribution pursuant to the terms of, and subject to the conditions to, the Contribution Agreement, prior to the Effective Time.

         SECTION 4.02. Exchange. Following the Contribution and prior to the Effective Time, HII shall, in a partial liquidation, exchange with HC all outstanding shares of New Spinco Common Stock for 900 shares of HII Common Stock.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF HII AND HC

         Except as otherwise indicated herein, each of HII and HC hereby represents and warrants to Acquiror as follows:

         SECTION 5.01. Corporate Organization and Qualification. Each of the Holiday Parties and the other Retained Companies is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Holiday Parties and the other Retained Companies is duly qualified, or licensed to do business and in good standing as a foreign corporation, in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure so to qualify, or be licensed or be in good standing which would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect. Each of the Holiday Parties and the other Retained Companies has the requisite corporate power and authority to own and operate its properties and carry on its businesses as they are now being or will be (immediately after the Contribution) conducted. Each of the Holiday Parties and the other Retained Companies have heretofore made available to Acquiror complete and correct copies of the charter and by-laws of such Person, each as amended to date and currently in full force-and effect.

         SECTION 5.02. Corporate Authority. Each Holiday Party has the requisite corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Document by each Holiday Party that is a party thereto and the consummation by HII of the Contribution, the Exchange, the Merger and of the other transactions contemplated to be performed by it under the Transaction Documents have been duly authorized by all necessary corporate actions, including without limitation, the approval of this Agreement by HII's Board of Directors and HC as the sole shareholder of HII, and no other corporate proceedings on the part of any Holiday Party are necessary to authorize any Transaction Document or to consummate the transactions so contemplated. Each Transaction Document to which a Holiday Party is a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against such party in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefore may be brought.

         SECTION 5.03. No Violations; Consents and Approvals. (a) None of the execution, delivery or performance by any Holiday Party of each Transaction Document to which it is a party or the consummation by any Holiday Party of the transactions contemplated thereby will conflict with, or result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of a Lien (other than a Permitted
Lien) upon, any of the properties or assets (including without limitation the Retained Assets) of the Retained Companies under (i) the charter or bylaws of the Retained Companies, (ii) subject to obtaining the third-party consents set forth in Schedule 5.03 (the "RETAINED COMPANIES' CONSENTS"), any loan or credit agreement, note, bond, mortgage, indenture, lease (other than tenant leases), Management Agreement or Joint Venture agreement applicable to any Retained Company, or any of their respective properties or assets, (iii) other agreements, instruments, or any permits, concessions, franchises, licenses, variances, exemptions, orders and approvals of all Governmental Entities applicable to any Retained Company, or any of their respective properties or assets ("RETAINED COMPANIES' PERMITS"), or (iv) subject to the governmental filings and other matters referred to in Section 5.03(b), any Law applicable to the Retained Companies or any of their respective properties or assets (including without limitation the Retained Assets), other than, in the case of clauses (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, could not reasonably be expected to have a Retained Companies Material Adverse Effect.

         (b) Except for the filing of the Certificate of Merger, the Articles of Merger, applicable HSR Filings and other consents, approvals, orders, authorizations, registrations, declarations, filings and agreements expressly provided for in the Transaction Documents, no consent, approval, order, authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to HC, HII or any of the other Retained Companies in connection with the execution, delivery or performance by each of HC and HII of each Transaction Document to which it is or will be a party or the consummation by HC or HII, as the case may be, of the transactions contemplated thereby, except for consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to obtain or to make would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect.

         SECTION 5.04. Capital Stock. (a) The authorized capital stock of HII consists of 120,000,000 shares of HII Common Stock. As of the date hereof and immediately prior to the Contribution, there are and will be issued and outstanding 1,000 shares of HII Common Stock, all of which are, as of the date hereof, owned by HC and no shares are, as of the date hereof, held as treasury stock. After the Contribution and the Exchange there will be outstanding 100 shares of HII common stock (the "HII SHARES"), all of which are and will be owned by HC.

         (b) The HII Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except for the HII Shares, there are no outstanding (i) shares of capital stock or other voting securities of HII, (ii) securities of HII convertible into or exchangeable for shares of capital stock or other voting securities of HII, (iii) options or other rights to acquire from HII, or other obligations of HII to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or voting securities of HII, or (iv) bonds, debentures, notes or other obligations or securities other than HII Shares the holders of which have the right to vote with the stockholders on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "HII SECURITIES"). There will be, immediately after the Exchange, no outstanding obligations of any Retained

Company to repurchase, redeem or otherwise acquire any HII Securities. No class of capital stock of HII is entitled to preemptive rights.

         (c) HC is and as of immediately prior to the Effective Time will be, the sole record and beneficial owner of all of the HII Shares, free and clear of any Lien and any other limitation or restriction (including without limitation any restriction on the right to vote, sell or otherwise dispose of such HII Shares), and will transfer and deliver to Acquiror at the Effective Time valid title to such HII Shares free or clear of any Lien or any such limitation or restriction.

         SECTION 5.05. Retained Companies. (a) Schedule 5.05 completely and correctly (i) lists each Hotel and the identity of the Retained Company, Joint Venture or other Person that owns or holds an interest in the Hotel and the nature of that ownership or other interest in the Hotel; and (ii) sets forth the name and jurisdiction of incorporation or organization of each Retained Company identified in (i).

         (b) Except as disclosed in Schedule 5.05, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Retained Company has been duly authorized and validly issued and are fully paid and non-assessable and are owned solely by HII, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as listed on Schedule 5.05, there are no outstanding (i) shares of capital stock or other voting securities of, or ownership interest in, any Retained Company, (ii) securities of any Retained Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Retained Company, or (iii) options or other rights to acquire from any Retained Company, or other obligation of any Retained Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or ownership interests in, any Retained Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "RETAINED COMPANY SECURITIES"). There will be, immediately after the Exchange and immediately prior to the Effective Time, no outstanding obligations of any Retained Company to repurchase, redeem or otherwise acquire any outstanding Retained Company Securities.

         (c) Upon completion of the Contribution and the Exchange, except for interests in the Retained Companies and Joint Ventures identified in
Schedule 5.05, none of the Retained Companies will own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

         SECTION 5.06. Information. (a) None of the information supplied or to be supplied by any Holiday Party or any Affiliate thereof or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement will at the time such Proxy Statement is filed with the SEC and at the time of the mailing of the Proxy Statement to the stockholders of Acquiror contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by any Holiday Party with respect to statements made in the Proxy Statement based on information supplied by Acquiror or any of its Subsidiaries for inclusion therein, or with respect to information concerning Acquiror or any of its Subsidiaries incorporated by reference therein.

         SECTION 5.07. HII Operating Statements, Etc. (a) Except as set forth on Schedule 5.07(a)(i), the 1996 HII Operating Statements fairly present the results of operations of each Hotel for the periods set forth therein. The 1993-1995 Operating Statements fairly present the results of operations of each Hotel for the periods set forth therein, except for the corporate allocations of costs and revenues actually made by HII for those years in a manner consistent with those allocations set forth in Schedule 5.07(a)(i). As used herein, the "1996 HII OPERATING STATEMENTS" and the "1993-1995 OPERATING STATEMENTS" means the operating statements for the years ended September 30, 1996, and 1995, 1994 and 1993, respectively. Each of the 1993-1995 and 1996
Operating Statements has been prepared in accordance with GAAP, except as identified on Schedule 5.07(a)(ii), and is based on the books and records maintained for each Hotel.

         (b) For each Hotel, Schedule 5.07(b) lists both the year in which such hotel opened and the total number of rooms available in such Hotel.

         (c) As of the Effective Time, the Retained Companies will have no liabilities, actual or contingent, except (i) for the Retained Liabilities,
(ii) for those Liabilities as to which Acquiror is indemnified under Article 12 and (iii) as reflected in the Working Capital Statement.

         SECTION 5.08. Absence of Certain Changes or Events. Except as disclosed in Schedule 5.08, or as otherwise contemplated by the Transaction Documents, since September 30, 1996, HII and the other Retained Companies have conducted the Retained Business in the ordinary course, consistent with past practices, and there have not been (i) any events, changes or developments which would have, individually or in the aggregate, a Retained Companies Material Adverse Effect, (ii) any change by the Holiday Parties in their accounting methods, principles or practices, (iii) any entering into, establishment or amendment of, any Holiday Employee Plan or any other increase in the compensation payable or to become payable to any Retained Companies' Employee, except for annual plan renewals and as otherwise noted on the Schedules or (iv) any revaluation for financial statement purposes by HII or any of the other Retained Companies of any asset (including without limitation any writing down of the value of any property, investment or asset or writing off of notes or accounts receivable).

         SECTION 5.09. Compliance with Applicable Laws.  Except as listed in
Schedule 5.09, the Retained Companies are in compliance with the Retained Companies' Permits and all Laws applicable to them, except where the failure to be in compliance would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect. The Retained Companies have not received any written notice of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Retained Business that, individually or in the aggregate, would have a Retained Companies Material Adverse Effect. The Retained Business has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except those Permits which the failure to have would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect. All such Permits relating to the Retained Business are in full force and effect, except for any such Permit as to which the failure so to be in full force and effect would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect. This Section 5.09 does not relate to real property matters (for which Section 5.10 is applicable), Tax matters (for which Section 5.12 is applicable), employee benefits matters (for which Section 5.13 is applicable) or environmental matters (for which Section 5.14 is applicable).

         SECTION 5.10. Retained Real Property. (a) Schedules 5.10(a)(i) through (a)(iv) describes all real properties owned, held or used by the Retained Companies (each a "RETAINED REAL PROPERTY"), (i) Schedule 5.10(a)(i) lists the Retained Real Properties owned by the Retained Companies, (ii)
Schedule 5.10(a)(ii) lists the Retained Real Properties held by the Retained Companies under leases and the leases under which the same are held, (iii)
Schedule 5.10(a)(iii) lists the Retained Real Properties held by the Retained Companies under joint ventures or partnerships (each a "JOINT VENTURE") and the joint venture or partnership agreements under which the same are held, and (iv)
Schedule 5.10(a)(iv) lists each management agreement (each a "MANAGEMENT AGREEMENT") to which a Retained Company is a party and the hotels that are the subject of such Management Agreements and the owners and lessors of those properties.

         (b) Each lease, Joint Venture agreement and Management Agreement described in Schedules 5.10(a)(i) through (a)(iv) is valid, binding and enforceable in accordance with its material terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of rights generally and to general principles of equity, neither the applicable Retained Company nor, to the knowledge of HII, any other party thereto is in default under any material provision of such lease or agreement, and to the knowledge of HII no event or circumstance has occurred which, with notice or lapse of time or both, would constitute a default under any material provision of such lease or agreement.

         (c) Except as set forth on Schedule 5.10(c), the facilities and equipment owned by the Retained Companies and each Joint Venture and the facilities under Management Agreements are in good operating condition and repair and have been reasonably maintained except for such condition and repair as would not have a Material Adverse Effect on the operations of such facility.

         (d)     Each Retained Company listed on Schedules 5.10(a)(i) through
(a)(iv) as being the owner or lessee of a Retained Real Property has insurable fee simple title to, or an insurable leasehold interest in, such Retained Real Property. No such Retained Real Property (i) is subject to any Liens other than Permitted Liens or (ii) is subject to any encumbrances, easements, exceptions, encroachments, protrusions, options, rights of first refusal, rights of first offer, other purchase rights or any other title matters that are generally objectionable to purchasers of similar assets or their secured lenders, except for such matters that do not, individually or in the aggregate, have a material adverse effect on the use or value of such Retained Real Property.

         SECTION 5.11. Litigation. Except as disclosed in Schedule 5.11, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of HII, threatened against any of the Retained Companies that, individually or in the aggregate, would if decided adversely have a Retained Companies Material Adverse Effect. Except as disclosed in Schedule 5.11, there are no outstanding judgments, orders, decrees, stipulations or awards against any of the Retained Companies or their respective properties or businesses that would, individually or in the aggregate, have a Retained Companies Material Adverse Effect. This Section 5.11 does not relate to environmental matters (for which Section 5.14 is applicable).

         SECTION 5.12. Taxes. (a) HII and each other entity with which HII is included as a member of a consolidated group for tax purposes (collectively, the "HII AFFILIATED GROUP") has filed, or will file or cause to be filed, with the appropriate United States, state, local and foreign Governmental Entities, all material Tax Returns required to be filed by it on or prior to the Effective Time (taking into account all extensions of due dates) and such Tax Returns were true, complete and correct in all material respects (as to Tax Returns not filed as of the date of this Agreement but filed at or prior to the Effective Time, will be true, complete and correct in all material respects) and reflected (or will so reflect) the liability for taxes of HII and each of its Subsidiaries, and each member of the HII Affiliated Group has paid or adequately reserved or provided for all Taxes shown thereon as owing.

         (b) Except as set forth on Schedule 5.12(b), the Retained Companies have not waived or extended any applicable statute of limitations relating to the assessment of any federal, state or local Taxes relating to the Retained Business.

         (c) There is no Tax sharing or allocation agreement under which any Retained Company will have any obligations after the Effective Time.

         (d) HII is not, and immediately prior to the Effective Time will not be, an investment company within the meaning of Section 368(a)(2)(F)(iii) or (iv) of the Code.

         (e) The representations and covenants of HC in Schedule 5.12(e) are incorporated herein by reference.

         SECTION 5.13. Employee Benefit Plans. (a) Schedule 5.13(a) identifies each Employee Plan that is entered into, maintained, administered or contributed to, as the case may be, by HII or any of its ERISA Affiliates, and under which any such Person has any liability or obligation, or which covers any Retained Companies' Employee or any former employee of the Retained Companies ("RETAINED COMPANY PLAN"). HII has furnished or made available to Acquiror copies of such Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and summary plan descriptions thereof together with the annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation reports prepared in connection with any such Employee Plan during the past three years. No Retained Company Plan is a Multiemployer Plan or a Title IV Plan.

         (b) Neither HII nor any of its ERISA Affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

         (c) Each Retained Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of HII, no event has occurred since the date of such determination letter to adversely affect the qualified status of such Employee Plan. There are no matters for which a filing has to be made under the IRS' Voluntary Compliance Resolution Program and each such Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws.

         (d) Schedule 5.13(d) identifies each Benefit Arrangement that is entered into, maintained, administered or contributed to, as the case may be, by HII or any of its ERISA Affiliates, or under which any such Person has any liability or obligation, or which covers any Retained Companies'

Employee or any former employee of the Retained Companies. HII has furnished or made available to Acquiror copies or descriptions of each such Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and summary plan and descriptions thereof. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws.

         SECTION 5.14. Environmental Matters. Except as set forth in Schedule 5.14:

         (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received by or is pending, or to the knowledge of the Holiday Parties, is threatened by any Person against the Retained Business, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where such resolution, individually or in the aggregate, would not result in a Retained Companies Material Adverse Effect;

         (b) Since January 1, 1994, there has been no environmental investigation conducted in relation to any Hotel with respect to any matter which would, individually or in the aggregate, have a Retained Companies Material Adverse Effect; and

         (c) To the knowledge of HII, no Retained Company has any liability or obligation, fixed or contingent, under, or is in violation of, any Environmental Law, which, individually or in the aggregate, would have a Retained Companies Material Adverse Effect.

         SECTION 5.15. Brokers and Finders. None of HII or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated hereby, except that Bass plc has retained Lazard Freres & Co. LLC as its financial advisor, the fees and expenses of which shall be paid by HC.

         SECTION 5.16. Employees. There is no labor strike or work stoppage pending or, to the knowledge of the Holiday Parties, threatened against any of the Retained Companies. Except as set forth on Schedule 5.16, none of the Retained Companies is on the date hereof a party to any collective bargaining agreement relating to its employees.

         SECTION 5.17. Contracts. Except as disclosed in Schedule 5.17, neither HII nor any of the other Retained Companies is in breach or default under any Contract, except where such breach or default would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect. To the knowledge of HII, as of the date of this Agreement, none of the other parties to any Contract that is material to the operation or value of the Retained Business is (with or without the lapse of time or the giving of notice, or both) in breach or default, except for those breaches or defaults which would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect.

         SECTION 5.18. No Representations or Warranties. The Holiday Parties acknowledge that none of Acquiror or its Subsidiaries, any of their Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of Acquiror or its Subsidiaries not included in the Transaction Documents, and none of Acquiror or its Subsidiaries or Affiliates or any other Person will have or be subject to any liability to the Holiday Parties or any of their respective Subsidiaries, any of their Affiliates or any other Person resulting from the distribution to the Holiday Parties or any Subsidiary's use of, any such information. The Holiday Parties further acknowledge that, except as expressly set forth in the Transaction Documents, there are no representations or warranties of any kind, expressed or implied, with respect to any of Acquiror or any of its Subsidiaries.

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror represents and warrants that, except as disclosed in Acquiror SEC Reports filed prior to the date hereof:

         SECTION 6.01. Corporate Organization and Qualification. Each of Acquiror and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the businesses conducted, by it require such qualification or license, except for any such failure so to qualify, or be licensed or be in good standing which would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. Acquiror and its Subsidiaries have the requisite corporate power and authority to carry on its businesses as they are now being conducted. Acquiror has heretofore made available to HC complete and correct copies of the certificate of incorporation and by-laws of Acquiror, each as amended to date and currently in full force and effect.

         SECTION 6.02. Corporate Authority. Acquiror has the requisite corporate power and authority to execute, deliver and, subject to the approval of the Merger and the authorization of the issuance of shares of Acquiror Stock in the Merger by the stockholders of Acquiror, perform each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by Acquiror of each Transaction Document to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by its Board of Directors, and no other corporate proceedings on its part are or will be necessary to authorize each Transaction Document to which it is a party or to consummate the transactions contemplated thereby, subject to the approval of the adoption of this Agreement and the authorization of the issuance of shares of Acquiror Stock in connection with the Merger by the stockholders of Acquiror. Each Transaction Document to which Acquiror is a party is, or when executed and delivered will be, a valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefore may be brought.

         SECTION 6.03. No Violations; Consents and Approvals. (a) None of the execution, delivery or performance by any of Acquiror or its Subsidiaries of each Transaction Document to which it is a party or the consummation by any of Acquiror and its Subsidiaries of the transactions contemplated thereby will conflict with, or result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of a Lien upon, any of the properties or assets of Acquiror and its Subsidiaries under (i) the charters or bylaws, or comparable documents of Acquiror and its Subsidiaries, (ii) subject to obtaining the third-party consents set forth in
Schedule 6.03 (the "ACQUIROR CONSENTS"), any loan or credit agreement, note, bond, mortgage, indenture, lease, management or joint venture agreement, (iii) other agreements, instruments, or any permits, concessions, franchises, licenses, variances, exemptions, orders and approvals of all Governmental Entities applicable to Acquiror and its Subsidiaries, or any of their respective properties or assets (the "ACQUIROR'S PERMITS"), or (iv) subject to the governmental filings and other matters referred to in Section 6.03(b), any Law applicable to Acquiror or its Subsidiaries or any of their respective properties or assets other than, in the case of clauses (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, could not reasonably be expected to have an Acquiror Material Adverse Effect.

         (b) Except for the filing of the Certificate of Merger, the Articles of Merger, applicable HSR Filings and other consents, approvals, orders, authorizations, registrations, declarations, filings and agreements expressly provided for in the Transaction Documents, and except for filings under the Exchange Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Acquiror or any of its Subsidiaries, in connection with the execution, delivery or performance by Acquiror of each Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated thereby except for consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to obtain or to make would not, individually or in the aggregate, have an Acquiror Material Adverse

         SECTION 6.04. Capital Stock. (a) The authorized capital stock of Acquiror consists solely of (i) 75,000,000 shares of Acquiror Stock, of which an aggregate of 16,565,840 shares of Acquiror Stock were issued and outstanding as of the close of business on December 12, 1996 and no shares were held in the treasury of Acquiror as of the close of business on December 12, 1996; and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share, of Acquiror, of which no shares were issued and outstanding on December 12, 1996. As of the close of business on December 12, 1996, there were outstanding under Acquiror Option Plans options to purchase an aggregate of 883,843 shares of Acquiror Stock (subject to adjustment on the terms set forth in Acquiror Option Plans). As of December 12, 1996, Acquiror had no shares of its capital stock reserved for issuance other than shares of Acquiror Stock reserved for issuance pursuant to Acquiror Option Plans. Except as set forth above, as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights or Contracts of any kind to which Acquiror or any of its Subsidiaries is a party to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Acquiror or of any of its Subsidiaries.

         (b) All of the outstanding shares of capital stock of Acquiror have been duly authorized and validly issued and are fully paid and non-assessable. All of the shares of Acquiror Stock to be issued in the Merger are duly authorized and, when issued in accordance with the terms of this Agreement (including the approval by the stockholders of Acquiror of the issuance thereof), will be duly and validly issued, fully paid, non-assessable and free of preemptive rights. Except as listed in Schedule 6.04, there are no outstanding (i) shares of capital stock or other voting securities of Acquiror,
(ii) securities of Acquiror convertible into or exchangeable for shares of capital stock or other voting securities of Acquiror, (iii) options or other rights to acquire from Acquiror, or other obligations of Acquiror to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or voting securities of Acquiror or (iv) bonds, debentures, notes or other obligations or securities other than Acquiror Common Stock the holders of which have the right to vote with the stockholders on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "ACQUIROR SECURITIES"). There are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. No class of capital stock of Acquiror is entitled to preemptive rights.

         SECTION 6.05. Subsidiaries. (a) Schedule 6.05 lists the name and jurisdiction of incorporation or organization of each Subsidiary of Acquiror.

         (b) Except as disclosed in Schedule 6.05, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Acquiror, has been duly authorized and validly issued and is fully paid and non-assessable and is owned by Acquiror, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as listed on Schedule 6.05(b)(2), there are no outstanding (i) shares of capital stock or other voting securities of, or ownership interest in, any Subsidiary of Acquiror, (ii) securities of any Subsidiary of Acquiror convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary, (iii) options or other rights to acquire from Acquiror or its Subsidiaries, or other obligation of Acquiror or any of its Subsidiary to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Acquiror, or (iv) bonds, debentures, notes or other obligations or securities of any subsidiary of Acquiror, the holders of which have the right to vote with the stockholders of such Subsidiary on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "ACQUIROR SUBSIDIARY SECURITIES"). There are no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Acquiror Subsidiary Securities.

         SECTION 6.06. Information. (a) The financial statements of Acquiror included in Acquiror SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, with respect to any unaudited financial statement, the absence of footnote disclosures and subject to normal year-end adjustments and other adjustments described therein). Each of the consolidated balance sheets of Acquiror and its Subsidiaries fairly presents in all material respects the consolidated financial position of Acquiror and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and stockholders' equity of Acquiror and its Subsidiaries fairly presents in all material respects the consolidated results of operations, cash flows and retained earnings, as the case may be, of Acquiror and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments and other adjustments described therein), in each case in accordance with GAAP.

         (b) None of the information supplied or to be supplied by Acquiror or its representatives for inclusion or incorporation by reference in the Proxy Statement will at the time such Proxy Statement is filed with the SEC and at the time of the mailing of the Proxy Statement to the stockholders of Acquiror contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by Acquiror with respect to statements made in the Proxy Statement based on information supplied by the Holiday Parties or any of their respective Subsidiaries for inclusion therein or with respect to information concerning the Holiday Parties or any of their respective Subsidiaries incorporated by reference therein.

         SECTION 6.07. SEC Filings. (a) Acquiror has filed the Acquiror SEC Documents. As of its filing date, each Acquiror SEC Document filed, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable and the rules and regulations thereunder and (ii) did not, at the time it was filed (and at the effective date thereof, in the case of a registration statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 6.08. Absence of Certain Events and Changes. Except as disclosed in Schedule 6.08 or as otherwise contemplated by the Transaction Documents, since September 30, 1996 Acquiror and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practices, and there have not been any events, changes or developments which would have, individually or in the aggregate, an Acquiror Material Adverse Effect.

         SECTION 6.09. Compliance with Applicable Laws.  Except as disclosed in
Schedule 6.09, Acquiror and its Subsidiaries are in compliance with all Acquiror Permits and Laws applicable to them, except where the failure to be in compliance would not individually or in the aggregate, have an Acquiror Material Adverse Effect. None of Acquiror or any of its Subsidiaries has received any written notice of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity that, individually or in the aggregate, would have an Acquiror Material Adverse Effect. Each of Acquiror and its Subsidiaries has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except those Permits which the failure to have would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. All Permits are in full force and effect, except for any such Permit as to which the failure so to be in full force and effect would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. This Section 6.09 does not relate to Tax matters (for which Section 6.12 is applicable) or environmental matters (for which Section 6.13 is applicable).

         SECTION 6.10. Acquiror Real Property. (a) Schedules 6.10(a)(i) through (a)(iv) describes all real properties owned, held or used by Acquiror and its Subsidiaries as of the date hereof (each an "ACQUIROR REAL PROPERTY"),
(i) Schedule 6.10(a)(i) describes Acquiror Real Properties owned by Acquiror and its Subsidiaries as of the date hereof, (ii) Schedule 6.10(a)(ii) describes Acquiror Real Properties held by Acquiror and its Subsidiaries under leases as of the date hereof and the leases under which the same are held, and (iii) Schedule 6.10(a)(iii) describes Acquiror Real Properties held by Acquiror and its Subsidiaries as of the date hereof under joint ventures or partnerships and the joint venture or partnership agreements under which the same are held.

         (b) Each lease, joint venture agreement and partnership agreement described in Schedules 6.10(a)(i) through (a)(iv) is, to the knowledge of Acquiror, valid, binding and enforceable in accordance with its material terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of rights generally and to general principles of equity, neither Acquiror or its Subsidiary (as applicable) nor, to the knowledge of Acquiror, any other party thereto is in default under any material provision of such lease or agreement, and to the knowledge of Acquiror, no event or circumstance has occurred which, with notice or lapse of time or both, would constitute a default under any material provision of such lease or agreement, except in each case to the extent that any invalidity, unenforceability or default, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

         SECTION 6.11. Litigation. Except as disclosed in Schedule 6.11, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its Subsidiaries that, individually or in the aggregate, would, if decided adversely, have an Acquiror Material Adverse Effect. Except as disclosed in Schedule 6.11, there are no outstanding judgments, orders, decrees, stipulations or awards against Acquiror or any of its Subsidiaries or their respective properties or businesses that would, individually or in the aggregate, have an Acquiror Material Adverse Effect. This Section 6.11 does not relate to environmental matters (for which Section
6.13 is applicable).

         SECTION 6.12. Taxes. (a) The representations and covenants of Acquiror in Schedule 6.12(a) are incorporated herein by reference.

         (b) Absent a final determination to the contrary by the competent Tax Authority, Acquiror shall treat the Merger as a tax-free "reorganization", within the meaning of Section 368(a)(1)(A), in which no gain or loss is recognized, for all Tax purposes.

         (c) All Tax Returns required to be filed by Acquiror before the date hereof have been filed, and all Taxes shown as due and payable on such Returns have been timely paid, except to the extent that the failure to file or to file timely, individually or in the aggregate, could not be reasonably expected to have an Acquiror Material Adverse Effect.

         (d) There are no claims or investigations pending or, to the knowledge of Acquiror, threatened relating to Taxes that individually or in the aggregate, could be reasonably expected to have an Acquiror Material Effect on Acquiror and its Subsidiaries, and none of Acquiror or any of its Subsidiaries have waived or extended any applicable statute of limitations in connection with the assessment of federal, state or local Taxes relating to Acquiror and its Subsidiaries.

         (e) There is no Tax sharing or allocation agreement under which Acquiror or any of its Subsidiaries will have any obligations after the Effective Time.

         SECTION 6.13. Environmental Matters. Except as set forth in Schedule 6.13:

         (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or is pending or, to the knowledge of Acquiror, is threatened by any Person against, Acquiror or any of its Subsidiaries, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where such resolution would not, individually or in the aggregate, result in an Acquiror Material Adverse Effect;

         (b) Since January 1, 1994, there has been no environmental investigation conducted of which Acquiror has knowledge in relation to Acquiror or any of its Subsidiaries or any property or facility owned, leased or operated by Acquiror or any of its Subsidiaries with respect to any matter which would, individually or in the aggregate, have an Acquiror Material Adverse Effect, which has not been delivered to HC at least five days prior to the date hereof; and

         (c) To the knowledge of Acquiror, none of Acquiror or any of its Subsidiaries has any liability or obligation, fixed or contingent, under, or is in violation of, any Environmental Law, which, individually or in the aggregate, could reasonably be expected to have an Acquiror Material Adverse Effect.

         SECTION 6.14. Brokers and Finders. None of Acquiror or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated hereby, except that Acquiror has retained Merrill Lynch & Co. as its financial advisor, the fees and expenses of which shall be paid by Acquiror.

         SECTION 6.15. Employees. There is no labor strike or work stoppage pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries. Except as set forth in Schedule 6.15, none of Acquiror or its Subsidiaries is on the date hereof a party to any collective bargaining agreement relating to its employees, that individually or in the aggregate, would have an Acquiror Material Adverse Effect.

         SECTION 6.16. Financing. Acquiror has entered into the Commitment (the "COMMITMENT") as previously delivered to HC.

         SECTION 6.17. Capital Expenditure Plan. Acquiror has adopted a capital expenditure plan, pursuant to which it plans to spend an additional $150 million to further upgrade the hotels acquired pursuant to the Merger and Asset Purchase Agreements.

         SECTION 6.18. No Representations or Warranties. Acquiror acknowledges that none of the Holiday Parties, any of their Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of HII, HC, New Spinco or the Retained Business not included in the Transaction Documents, and none of the Holiday Parties or any of their Affiliates or any other Person will have or be subject to any liability to Acquiror or any of its Subsidiaries, any of their Affiliates or any other Person resulting from the distribution to Acquiror or Acquiror's or any of Acquiror's Subsidiaries' use of, any such information. Acquiror further acknowledges that, except as expressly set forth in the Transaction Documents, there are no representations or warranties of any kind, expressed or implied, with respect to any of HII, HC, New Spinco or the Retained Companies.

                                   ARTICLE 7
                            COVENANTS OF HII AND HC

         SECTION 7.01. Conduct of HII and HC. (A) During the period from the date of this Agreement and continuing until the Effective Time, each of the Holiday Parties as to itself and the Retained Companies (with respect to the conduct of the Retained Business) agrees that, except for the Contribution, the Exchange and as otherwise contemplated by the Transaction Documents, HII will, and will cause each of the other Retained Companies to, conduct the Retained Business in the ordinary course thereof consistent with past practice and in compliance in all material respects with all applicable Laws and Permits and, to the extent consistent therewith, use reasonable efforts to (a) preserve intact the Hotels, (b) keep available the services of their current officers and other key employees, and (c) preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality or effect of the foregoing, and except as otherwise expressly provided in this Agreement or the Contribution Agreement, prior to the Effective Time, HII will not, and will not permit any of the other Retained Companies to:

         (a) Issuance of Securities. Issue, transfer, sell, dispose of or pledge, or authorize or agree to the issuance, transfer, sale or disposition or pledge by any of the Retained Companies (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of, any shares of capital stock or any voting securities of any of the Retained Companies, or any options or other securities convertible into or exchangeable for any such shares of capital stock or any voting securities of any of the Retained Companies or amend any of the terms of any such securities or agreements relating to such capital stock outstanding on the date hereof, other than the issuance, transfer, sale or disposition by a wholly-owned Subsidiary of its capital stock to its parent.

         (b) Governing Documents. Amend the HII Charter or HII By-laws or the certificate of incorporation or by- laws or comparable organizational documents of any Retained Company.

         (c) No Acquisitions. (i) Acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any property or business or (ii) make or agree to make any other investment in any person (whether by means of loan, capital contribution, purchase of capital stock or other securities or otherwise) that would be part of the Retained Business, except for acquisitions or investments by HII pursuant to the existing contractual obligations listed in Schedule 7.01(c) or investments in any entity that was a Retained Business before giving effect to such investment.

         (d) No Dispositions. Sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the assets of the Retained Business other than in the ordinary course of business consistent with past practice or pursuant to the existing contractual commitments and other arrangements, each as listed in Schedule 7.01(d).

         (e) Benefit Plans. Except as required by Law, (i) adopt any plan, arrangement or policy which would become an Employee Plan or amend an Employee Plan to the extent such adoption or amendment would create or increase any liability or obligation on the part of the Retained Business that will not either (A) be fully performed or satisfied prior to the Effective Time or (B) be assumed by New Spinco or one of its Subsidiaries pursuant to the Contribution Agreement or (ii) adopt any increase in or establishment of any bonus, insurance, welfare, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights performance awards or restricted stock awards) or stock purchase rights or plans.

         (f) Pay Increases. Other than in the ordinary course of the Retained Business consistent with past practices, (i) grant any increases in the base compensation of any Retained Companies' Employee except for increases in the base compensation of any Retained Companies' Employees scheduled to go into effect on January 1, 1997 as previously provided to Acquiror or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any of the Employee Plans as in effect on the date hereof to any Retained Companies' Employee.

         (g) Liens. Create, incur, suffer to exist or assume any Lien on the Retained Assets, except for Permitted Liens.

         (h) Tax-Free Contribution, Exchange and Merger. Take or cause to be taken prior to the Effective Time any action that would disqualify the Contribution and the Exchange from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code or the Exchange from being treated as tax-free under Section 355 of the Code or the Merger from being treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

         (i) Representation and Warranties. Take or agree or commit to take any action that would make any representation and warranty of HII or HC hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

         (j) The Contribution Agreement. Terminate, amend, modify or waive compliance with any of the terms or conditions of the Contribution Agreement directly or indirectly affecting the Retained Assets or the Retained Liabilities or affecting the rights or obligations of HII thereunder from and after the Effective Time.

         (k) Certain Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HII or any of the other Retained Companies (other than the Contribution, the Exchange and the Merger).

         (l) Certain Contracts. Enter into any contract providing for acceleration of payment of any liability or performance of any benefit or payment or other consequence as a result of a change of control of HII or any of the Retained Companies or enter into any contract, arrangement or understanding requiring the lease or purchase of equipment, materials, supplies or services over a period greater than 12 months, which is not cancelable without penalty on 30 days' or less notice or involves the payment by HII or any of the Retained Companies of more than $100,000 unless such purchase or lease is necessary to correct, on an emergency basis, any condition that could be reasonably expected to affect adversely the life, safety or health of the customers and employees of the Retained Business.

         (m) Other Actions. Enter into any contract, agreement, commitment or arrangement, or take any corporate or other action, to do any of the foregoing.

         (B) Without limiting the generality or effect of the above, and except as otherwise expressly provided in this Agreement or the Contribution Agreement, prior to the Effective Time, HII will, and will cause the other Retained Companies to:

         (a) Further Covenants. (i) Prepare and timely file with the relevant Taxing Authority all material Pre- Effective Returns; (ii) promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to the Retained Companies in respect of any Taxes where there is a reasonable possibility of a determination or decision which would materially increase the Tax liabilities of any of the Retained Companies (other than Taxes for which New Spinco has assumed liability under the Contribution Agreement); and (iii) not, without the prior written consent of Acquiror, change any of the Tax elections, accounting methods, conventions or principles which relate to the Retained Business that has the effect of increasing the Retained Liabilities of the Retained Companies.

         (b) Maintenance of Properties. Continue to maintain and repair all property material to the operation of the Retained Business in a manner consistent with past practice.

         (c) Asset Purchase Agreements. Use its reasonable efforts to cause the Asset Purchase Agreements to become effective and to cause the closing of each Asset Purchase Agreement to take place simultaneously with the closing of this Agreement.

         (d) IRS Ruling. To obtain as promptly as possible (i) an advance letter ruling from the Internal Revenue Service (the "IRS") in response to the HII ruling request submitted to the IRS on November 12, 1996, to the effect that the Contribution and Exchange will be a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and will be tax-free under Section 355 of the Code (the "IRS RULING") and (ii) an opinion of Davis Polk & Wardwell to the effect that the Merger constitutes a tax-free reorganization under
Section 368(a)(1)(A) of the Code in which no gain or loss is recognized.

         (e) Representation Letter. To deliver to Acquiror a representation letter substantially in the form of the HC representation letter attached hereto as Schedule 5.12(e).

         (f) Drop-down; Consents. Use its reasonable efforts to cooperate with Acquiror to (i) contribute certain of the Retained Assets to one or more wholly owned Subsidiaries of HII and (ii) obtain certain consents, subordination and/or estoppel agreements with respect to ground leases, Joint

Venture agreements, Management Agreements and other material contracts as required by Acquiror's lenders in connection with the Transactions; provided that HII will not be required to incur any expense, obligation or liability in connection with such efforts.

         SECTION 7.02. Notices of Certain Events. HII and HC shall promptly notify Acquiror of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, other than consents, the failure of which to obtain would not have a Retained Companies Material Adverse Effect;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Transaction Documents;

         (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Retained Business which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
5.11 or which relate to the consummation of the transactions contemplated by this Agreement; and

         (d) any fact, event or circumstance which makes any representation or warranty of the Holiday Parties herein untrue or incorrect in any material respect or involves a breach of any covenant herein of the Holiday Parties.

         SECTION 7.03. Liquor and Other Licenses. (a) The Holiday Parties shall cooperate, and prior to the Effective Time shall cause the Retained Business to cooperate, with Acquiror in connection with obtaining the regulatory approvals of the transactions contemplated by this Agreement as may be required by any Governmental Entities administering laws regulating the sale of alcoholic beverages, including but not limited to Acquiror obtaining, by transfer or otherwise, such approvals for, and/or the issuance of all liquor, cabaret and other federal, state and local licenses necessary to maintain the continuity of service of alcoholic beverages. If any such regulatory approval or license issuances shall not be obtained by Acquiror prior to the Effective Time, HC shall, after the Effective Time, cooperate with Acquiror, at Acquiror's sole expense, to maintain continuity of the liquor service as well as the continuity of the same forms of business operations conducted at, in or upon each property by the Retained Companies or Acquiror and its Subsidiaries immediately before the Effective Time. Nothing herein shall require any holder of any liquor, cabaret or other federal, state or local license to permit any unlicensed person to unlawfully exercise any privilege under such license or to have any unlawful interest in liquor inventory or in revenues from any business operated under such license.

         (b) After the Effective Time, the Holiday Parties and Acquiror shall communicate and cooperate regarding the application of alcoholic beverage laws to Acquiror's business and the businesses of the Holiday Parties and their Affiliates.

         SECTION 7.04. Financial Statements. HC will cause to be delivered to Acquiror as promptly as practicable the financial statements of the Carve-out Business required to be filed in the Proxy Statement together with an unqualified opinion of Deloitte & Touche thereon (the "FINANCIAL STATEMENTS"). The Financial Statements will be prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position and results of operations for the Carve-out Business as of and for the periods set forth therein.

                                   ARTICLE 8
                             COVENANTS OF ACQUIROR

         SECTION 8.01. Conduct of Acquiror. (A) During the period from the date of this Agreement and continuing until the Effective Time, Acquiror agrees as to itself and its Subsidiaries that, except as otherwise contemplated by the Transaction Documents or agreed by HC and Acquiror, Acquiror will, and will cause each of its Subsidiaries to, conduct the business of Acquiror in the ordinary course thereof consistent with past practice and in compliance in all material respects with all applicable Laws and Permits and, to the extent consistent therewith, use reasonable efforts to (a) preserve intact the business of Acquiror and each of its Subsidiaries, (b) to keep available the services of their current officers and other key employees, and (c) preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time (as used hereafter in this Article 8, "Acquiror" means "Acquiror and its Subsidiaries"). Without limiting the generality or effect of the foregoing, and except as aforesaid or as otherwise expressly provided in this Agreement or the Contribution Agreement, prior to the Effective Time, Acquiror will not:

         (a) Issuance of Securities. Issue, transfer, sell, dispose of, or pledge, or authorize or agree to the issuance, transfer, sale or disposition or pledge by Acquiror (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of , any shares of capital stock or any voting securities of Acquiror, or any options or other securities convertible into or exchangeable for any such shares of capital stock or any voting securities of Acquiror or amend any of the terms of any such securities or agreements relating to such capital stock outstanding on the date hereof, other than pursuant to employee or director plans filed as exhibits to Acquiror SEC Documents or the issuance, transfer, sale or disposition by a wholly-owned Subsidiary of its capital stock to its parent.

         (b) Governing Documents. Amend Acquiror's charter or by-laws or comparable organizational documents.

         (c) Debt. Debt of Acquiror, determined on a consolidated basis, shall not prior to the Effective Time be in excess of the indebtedness permitted to be incurred by Acquiror pursuant to the Term Credit Agreement, dated December 12, 1995, among Bristol Hotel Asset Company, Bankers Trust Company, as agent, and the lenders party thereto (the "EXISTING ACQUIROR CREDIT AGREEMENT"), without giving effect to any amendment, modification or waiver thereof or thereunder, plus $25 million aggregate principal amount of additional indebtedness at any time outstanding.

         (d) No Dispositions. Sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of Acquiror's hotels other than pursuant to the existing contractual commitments or other arrangements, each as listed in Schedule 8.01(d).

         (e) Representation and Warranties. Take or agree or commit to take any action that would make any representation and warranty of Acquiror hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

         (f) Accounting Principles. Change any of its accounting principles, except as may be required by GAAP.

         (g) Other Actions. Enter into any contract, agreement, commitment or arrangement, or take any corporate or other action, to do any of the foregoing.

         Notwithstanding the foregoing, Acquiror may take any action that otherwise would be prohibited under this Section 8.01(A), (i) if such action could not reasonably be expected to involve the expenditure or incurrence of obligations of more than $25 million, (ii) if, in the case of any action referred to in subsection 8.01(d) above, the proceeds for the hotel to be disposed of, which when added to the proceeds received for hotels the disposition of which would be prohibited by subsection 8.01(d), is less than $25 million, or (iii) with the prior written consent of HC.

         SECTION 8.02. Notices of Certain Events. Acquiror shall promptly notify HC and HII of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, other than consents, the failure of which to obtain would not have an Acquiror Material Adverse Effect;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Transaction Documents;

         (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Retained Business which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
6.11 or which relate to the consummation of the transactions contemplated by this Agreement; and

         (d) any fact, event or circumstance which makes any representation or warranty of Acquiror herein untrue or incorrect in any material respect or involves a breach of any covenant herein of Acquiror.

         SECTION 8.03. Tax-Free Contribution, Exchange and Merger. (a) (i) Prior to the Effective Time, each of HC, HII and Acquiror will not, and will not permit any of its respective Affiliates to, and (ii) thereafter Acquiror (to the extent of actual knowledge of likely disqualification), will not, and will not permit any of its respective Affiliates (other than HC and its Affiliates, which shall not be considered Affiliates of Acquiror for purposes of this Section 8.03) to take or cause or permit to be taken, any action that would disqualify the Contribution and the Exchange from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code or the Exchange from being treated as tax-free under Section 355 of the Code or the Merger from being treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code. During the one-year period after the Effective Time:

                 (i) Acquiror shall continue or cause to be continued the historic business of HII within the meaning of Treasury Regulations
         Section 1.368-1(d) and not sell, transfer, distribute or otherwise dispose of a significant portion (within the meaning of Treasury Regulations Section 1.3681-(d)) of the Hotels, except that Acquiror may contribute some of or all of the Hotels to one or more a wholly owned subsidiaries if such contributions do not give rise to the recognition of gain under Section 351 of the Code and otherwise qualifies under Section 368(a)(2)(C) of the Code; and

                 (ii) Acquiror shall not adopt a plan of liquidation or initiate and enter into an agreement of merger, a redemption or other transaction pursuant to which the corporate legal existence of Acquiror would terminate or the outstanding stock of Acquiror would, in a taxable transaction, be converted into cash, other property or the stock or securities of any other issuer, unless Acquiror first obtains an opinion, in form and substance satisfactory to HC, of Jones, Day, Reavis & Pogue or other nationally recognized tax counsel satisfactory to HC, to the effect that the proposed action will not result in the Exchange or the Merger failing to qualify for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code and Section 368(a)(1)(A) of the Code, respectively.

         (b) Acquiror shall reasonably cooperate with, as and to the extent reasonably requested by HII, in connection with the obtaining of (i) the advance letter ruling from the IRS in response to the ruling request submitted to the IRS on November 12, 1996 to the effect that the Contribution and Exchange will be a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and will be tax-free under Section 355 of the Code, and (ii) an opinion of Davis Polk & Wardwell to the effect that the Merger constitutes a tax-free reorganization under Section 368(a)(1)(A) of the Code.

         (c) Acquiror shall provide to HII a representation letter substantially in the form of Acquiror representation letter attached hereto as
Schedule 6.12(a).

         SECTION 8.04. HII Names. Acquiror understands that the names "Holiday Inn" and "Crowne Plaza" are the names applied to the international system of hotels operated or licensed by HII and/or its affiliates and defined as the "System" in the Franchise Agreements. Acquiror recognizes the exclusive right of HII and, following the Effective Time, New Spinco and its permitted assigns to the System, including the names "Holiday Inn" and "Crowne Plaza" and all service marks, trademarks, copyrights, trade names, patents or other trade registrations now or hereafter held or applied for in connection therewith, and hereby disclaims any right, title or interest therein, regardless of the legal protection afforded the service marks, trademarks, patents, trade names, copyrighted items or other trade registrations of HII and, following the Effective Time, New Spinco and its permitted assigns. Acquiror agrees not to use the names "Holiday Inn" and "Crowne Plaza", the words "Holiday" or "Bass" or any combination or any variation of such names or words, or any other trademarks, trade names, service marks, patents, copyrighted items or other trade registrations of HII, HC or any parent, Subsidiary (direct or indirect) or related entity, or any of their permitted assigns, in connection with the operation of any Hotel or any hotel listed on Schedule 9.07(2) except in accordance with and subject to the terms and conditions of the Franchise Agreement relating to such Hotel or hotel. Accordingly, and notwithstanding any other provisions hereof, prior to the Effective Time, HC will change the name of each Retained Company the name of which includes the word "Holiday," "Crowne Plaza" or "Bass", so that the name of such Retained Company no longer includes such word.

         SECTION 8.05. Employee Communications. Prior to the Effective Time, HII and Acquiror shall each use their reasonable efforts to cooperate in making any required communications with Transferred Employees with respect to employee benefit plans maintained by HII or Acquiror and with respect to other matters arising in connection with the Merger.

                                   ARTICLE 9
                       COVENANTS OF ACQUIROR, HC AND HII

         The parties hereto agree that:

         SECTION 9.01. Access to Information. From the date hereof until the Effective Time, each of the parties hereto will give the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its and its Subsidiaries' offices, properties, books and records, will furnish to the other party such financial and operating data and other information as such Persons may reasonably request and as is reasonably related to the Transactions and will instruct their respective employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of HII and the other Retained Companies or Acquiror and its Subsidiaries, as applicable. Any information exchanged among the parties pursuant to this Section 9.01 shall be subject to the terms of the Confidentiality Agreement. As this Section 9.01 applies to HC and HII, such parties need not provide any information relating to their respective franchising businesses unless (i) access to such information is reasonable under the circumstances (as determined by HC or HII, as the case may be, in good faith), and (ii) such information relates directly to the Retained Business. Acquiror agrees that in no event shall the above-described access to information include the right to perform any soil, groundwater or other physical sampling or testing without the prior written consent of HC, which consent shall not be unreasonably withheld or delayed.

         SECTION 9.02. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, including without limitation all actions necessary, proper and advisable to ensure that each Management Agreement or interest in a Joint Venture to which any Retained Company is a party is, if required, assigned to Acquiror; provided, however, that in connection with the foregoing neither Acquiror nor any of its Subsidiaries will be required to commit to any divestiture or hold separate or similar transaction and otherwise take or commit to take any action, in each case, that materially limits its freedom of action with respect to, or its ability to retain, HII or any of the other Retained Companies or any material portion of the assets (including without limitation the Hotels) of the Retained Companies existing and material businesses or assets (as of the date hereof) of Acquiror or any of Acquiror's Subsidiaries.

         (B) Without limiting the generality or effect of the above, and except as otherwise expressly provided in this Agreement, prior to February 7,

1997, HC and Acquiror shall negotiate in good faith and use their reasonable efforts to agree upon the forms of (i) the Asset Purchase Agreements and (ii) the Contingency Agreement.

         SECTION 9.03. Certain Filings. (a) Acquiror shall use reasonable efforts to prepare and file promptly with the SEC a preliminary proxy statement.

         (b) HII, HC and Acquiror shall cooperate with each other and provide to each other all information necessary in order to prepare the Proxy Statement and any other required filings. The information provided by HII, HC and Acquiror for use in the Proxy Statement and such other filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading. Each such filing shall, when filed with the SEC or any other Governmental Entity, comply in all material respects with all applicable requirements of law.

         SECTION 9.04. Public Announcements. Acquiror, HC and HII will consult and agree, such agreement not to be unreasonably withheld, with each other before (i) with respect to any date between the Effective Time and the first anniversary of the Effective Time, issuing any press release relating to the Transactions or (ii) with respect to any date between the date hereof and the Effective Time, issuing any press release or making any public statement relating to the Transactions and, except as may be required by applicable law, Governmental Entity or any securities exchange, will not issue any such press release or make any such public statement prior to such consultation and agreement.

         SECTION 9.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of HII, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of HII, any other actions and things reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of HII acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 9.06. Meetings of Stockholders. Acquiror shall take all action necessary, in accordance with applicable law and its charter and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon the adoption of this Agreement and the issuance of Acquiror Stock in the Merger. The stockholder vote required for the adoption and approval of such transactions shall be the vote required by the DGCL and Acquiror's certificate of incorporation.

         SECTION 9.07. Franchise Agreements. At the Effective Time, HIFI and Acquiror, or a Subsidiary of Acquiror reasonably acceptable to HIFI, shall enter into Franchise Agreements with respect to the Hotels identified on
Schedule 9.07(1). At the Effective Time, HIFI and Acquiror, or a Subsidiary of Acquiror reasonably acceptable to HIFI, shall also have entered into Franchise Agreements with respect to the conversion of the properties identified on
Schedule 9.07(2) to the brands listed on Schedule 9.07(2).

         SECTION 9.08. Certain Contracts. HC and Acquiror shall use their reasonable good faith efforts to negotiate with the parties to each of the contracts listed on Schedule 9.08 with a view toward securing and equitably allocating the benefits originally contemplated by HII to be derived from such contracts.

         SECTION 9.09. Environmental and Structural Matters. (a) HC agrees that, during the 80 calendar days following the date hereof, Acquiror may, at its own cost and expense, perform Phase I environmental audits and/or engineering audits of the Hotels owned by the Joint Ventures and of the Hotels which are owned or leased by the Retained Companies. Such audits shall be performed by an independent third party consultant reasonably satisfactory to HC, and shall be provided to HC in the form of a written report or reports (each an "INITIAL REPORT") within 5 days after Acquiror's receipt thereof. To the extent recommended in such Phase I environmental audits or structural audits and with the prior written consent of HC, which consent will not be unreasonably withheld or delayed, Acquiror may conduct Phase II environmental audits and other follow-up testing and investigations prior to the Effective Time and Acquiror agrees to provide to HC, promptly after Acquiror's receipt thereof, but in no event later than five days after the receipt thereof, the results of such audits, testing or investigation.

         (b) If HC determines in good faith that any recommendation or cost estimate in any Initial Report is erroneous, HC may, at its own cost and expense, retain an independent third party consultant, which consultant is listed on Bankers Trust Company's list of approved consultants, to review such Initial Reports and, if applicable, any Phase II or other reports prepared as permitted in clause (a) above. If HC delivers to Acquiror, within 10 days following the date HC received the Initial Report or, if applicable, any subsequent Acquiror Reports, a report or reports (each an "HC REPORT") setting forth such consultant's maximum estimated cost of repairing or remediating any violation of an Environmental Law, any violation of a Building Code, or any other Structural Deficiency, then the "FINAL ESTIMATED COST" with respect to each such matter shall be deemed to be such consultant's maximum estimated cost set forth in the HC Report. With respect to any matter for which a cost estimate is identified in the Initial Report and with respect to which HC does not object as provided above, then the maximum estimated cost set forth in the Initial Report shall be deemed to be the Final Estimated Cost for such matter. Acquiror and HC agree to cooperate in preparing any such reports and to provide each other with reasonably available information relating to such reports.

                                   ARTICLE 10
                               EMPLOYEE BENEFITS

         SECTION 10.01. Maintenance of Benefits. (a) For a period of 12 months following the Effective Time, Acquiror shall, subject to the following provisions of this paragraph, (i) provide Retained Companies' Employees with the same base pay levels and comparable long-term and short-term incentive compensation bonus opportunities as were in place immediately prior (x) to the date hereof, to the extent such pay levels and bonus opportunities were modified between the date hereof and the Effective Time other than in accordance with this Agreement and (y) to the Effective Time, to the extent such pay levels and bonus plans were not modified after the date hereof or were modified after the date hereof in accordance with this Agreement and (ii) provide the Retained Companies' Employees with compensation and benefits comparable to the Savings Plan, the Group Health Plans, the Nonqualified Plans and the Additional Welfare Plans for the benefit of those Retained Companies' Employees who participated in such plans immediately prior to the Effective Time. Not less than 30 days after the date hereof, Acquiror shall deliver to the Finance Director of Bass plc a written analysis of the comparability of the various benefits noted in subsection (ii) above, together with a proposal for Acquiror to provide to Retained Companies' Employees additional compensation and/or benefits if required to ensure comparability. If the comparability of the various benefits referred to in the preceding sentence is approved by the Finance Director of Bass plc, such benefits will be deemed to be comparable with those provided to Retained Companies' Employees prior to the Effective Time. If such benefits are not so approved, Acquiror may provide such benefits to Retained Companies' Employees as it shall determine; provided, however, that such benefits shall be comparable in the aggregate to those provided to Retained Companies' Employees prior to the Effective Time. It is understood that in providing such comparable benefits Acquiror shall utilize additional cash compensation if it determines not to amend or otherwise revise benefits under an Acquiror Benefit Arrangement or Employee Plan. Notwithstanding any other provision hereof, (x) nothing herein will confer third-party beneficiary rights on any individual Retained Companies' Employee or group of Retained Companies' Employees, (y) nothing herein will prohibit Acquiror from substituting any compensation or benefit plan, program, arrangement or structure for Retained Companies' Employees so long as such Retained Companies' Employees are treated on substantially the same basis as similarly situated employees of Acquiror and its Subsidiaries prior to the Merger, provided that comparability of the various benefits noted in subsection (ii) above is maintained and (z) nothing herein will limit Acquiror's or its Subsidiaries' rights to terminate the employment of any Retained Companies' Employee as of or following the Effective Time.

         (b) Acquiror will give the Retained Companies' Employees full credit for purposes of eligibility and vesting under any plans or arrangements maintained by Acquiror for such employees' service recognized for such purposes under the Employee Plans and Benefit Arrangements listed on Schedule 10.01(b). All Acquiror Employee Plans and Benefit Arrangements shall (i) recognize all service with HII for eligibility purposes, (ii) waive all pre-existing condition exclusions for all eligible Retained Companies' Employees and (iii) credit each such Retained Companies' Employee for purposes of deductible limits with amounts so credited with respect to that portion of the calendar year preceding the Effective Time.

         SECTION 10.02. Severance Obligations. New Spinco shall be responsible for making all severance payments and making all required filings and withholdings relating thereto, pursuant to the current Holiday Inns, Inc. Human Resource severance policy ("SEVERANCE PAYMENTS") due those Core Employees who
(i) are not employees of New Spinco or any Affiliate thereof six months after the Effective Time and (ii) who have not accepted employment with Acquiror or any Affiliate thereof after the Effective Time (an "AFFECTED EMPLOYEE") at substantially the same compensation rate as noted in Section 10.01(a)(i) above; provided that Acquiror shall, not later than 10 days following the date Severance Payments are made by New Spinco, (i) reimburse New Spinco for 50% of the actual severance paid to severed Core Employees; provided that the total amount of reimbursements pursuant to this clause (i) shall not exceed $625,000 and (ii) reimburse New Spinco for 100% of any payments in respect of accrued and unused vacation paid to Affected Employees and not reflected in the Working Capital Statement. Acquiror and New Spinco agree to treat any payment made to New Spinco pursuant to the preceding sentence as a reimbursement for severance payments made by New Spinco on behalf of Acquiror.

         SECTION 10.03. Savings Plan. (a) Effective as of the Effective Time, HC shall cause New Spinco to take all action required or deemed appropriate to cause New Spinco to adopt and become the sponsor of and the employer under, and to assume the obligations with respect to the New Spinco Employees under, the Savings Plan and to amend the Savings Plan to cause the active participation of the Retained Companies' Employees therein to cease as of the Effective Time.

         (b) Effective as of the Effective Time, Acquiror shall establish or designate a defined contribution retirement plan, which shall be qualified under Section 401(a) and 401(k) of the Code (the "RETAINED COMPANIES' SAVINGS PLAN") covering the Retained Companies' Employees.

         (c) As soon as practicable after the Effective Time, following receipt by Acquiror of a favorable determination letter, or Acquiror's certification to New Spinco in a manner reasonably acceptable to New Spinco, that the Retained Companies' Savings Plan is qualified under the applicable provisions of the Code, HC shall cause the trustee of the Savings Plan to transfer in respect of the account balances of the Retained Companies' Employees assets in cash or in kind, as the trustee shall determine, valued as of the date of transfer, to the trustee of the Retained Companies' Savings Plan. Following such transfer of accounts, (i) New Spinco shall have no further liability whatsoever (either under this Agreement or otherwise) with respect to participants in the Retained Companies' Savings Plan and (ii) Acquiror shall have no further liability whatsoever (either under this Agreement or otherwise) with respect to participants in the Savings Plan. HC and Acquiror shall each use reasonable efforts to effect the account transfers contemplated in this Section 10.03 as soon as practicable after the Effective Time.

         (d) Notwithstanding the foregoing, if Acquiror cannot reasonably implement the Retained Companies' Savings Plan prior to the Effective Time, New Spinco shall allow Acquiror to adopt the Savings Plan as a participating employer for up to a 90 day period. During that period thereafter, Acquiror will make contributions thereto for or on behalf of Retained Companies' Employees in accordance with the terms thereof and pay its share of expenses related thereto based on the ratio that the number of Retained Companies' Employees participating therein bear to the total number of participants in the Savings Plan during such period in accordance with the terms thereof.

         SECTION 10.04. Nonqualified Plans. Effective as of the Effective Time, HC shall cause New Spinco to take all actions required or deemed appropriate to cause New Spinco to become the sponsor of and the employer under, and to assume the obligations with respect to the New Spinco Employees under, the Nonqualified Plans. All liabilities of HII with respect to the New Spinco Employees under the Nonqualified Plans shall be Contributed Liabilities and not Retained Liabilities and all rights of HII with respect to New Spinco Employees under the Nonqualified Plans and all insurance policies, contracts and agreements and all contracts, arrangements and agreements with other providers and service organizations pursuant to the Nonqualified Plans shall be Contributed Assets and not Retained Assets. The assumption of the sponsorship and liabilities and rights under the Nonqualified Plan by New Spinco shall not constitute a termination of employment for the New Spinco Employees pursuant to the provisions of the plan. All obligations and liabilities under the Nonqualified Plans other than those liabilities and obligations described in this Section 10.04 shall be Retained Liabilities. All participants in the Nonqualified Plans shall be vested in their accrued benefits thereunder, effective as of the Effective Time.

         SECTION 10.05. Group Health Plans; Workers' Compensation. Effective as of the Effective Time, HC shall cause New Spinco to take all actions required or deemed appropriate to cause New Spinco to become the sponsor of and the employer under, and to assume the obligations of HII with respect to the New Spinco Employees under the Group Health Plans. All such Group Health
Plans and all rights of HII thereunder shall be Contributed

Assets and not Retained Assets. With respect to the Retained Companies' Employees, HC shall cause New Spinco to assume responsibility for and continue to pay all expenses and benefits with respect to (i) claims incurred prior to the Effective Time under the Group Health Plans and (ii) workers compensation claims with respect to events occurring prior to the Effective Time. Notwithstanding the foregoing, with respect to any Retained Companies' Employee or his or her covered dependents who enters a hospital or is on long-term disability under any Group Health Plan on or prior to the Effective Time and continues in a hospital or on long-term disability after the Effective Time, HC shall cause New Spinco to assume responsibility for claims and expenses incurred both before and after the Effective Time in connection with such person, to the extent that such claims and expenses are covered by the Group Health Plan, until such time (if any) that such employee assumes full-time employment with Acquiror and, in the case of any covered dependent, such person's hospitalization has terminated; provided that, with respect to maternity leave and any extraordinary expenses relating to a newborn child, Acquiror shall reimburse HC for such claims incurred after the Effective Time. For purposes of this paragraph, a medical, dental, workers' compensation or similar claim is deemed incurred when the services that are the subject of the claim are performed.

         SECTION 10.06. Executive Medical and Dental Plan. Effective as of the Effective Time, HC shall cause New Spinco to take all actions required or deemed appropriate to cause New Spinco to become the sponsor of and the employer under, and to assume the obligations of HII with respect to the Executive Medical and Dental Plan (the "EXECUTIVE MEDICAL PLAN"). Such Executive Medical Plan and all rights of HII thereunder shall be Contributed Assets and not Retained Assets.

         SECTION 10.07. Severance Pay Plan. Effective as of the Effective Time, HC shall cause New Spinco to take all actions required, or deemed appropriate to cause New Spinco to become the sponsor of and the employer under, and to assume the obligations of HII with respect to the New Spinco Employees under the Severance Pay Plan.

         SECTION 10.08. COBRA. New Spinco will be responsible for COBRA Coverage for all Qualifying Events with respect to all employees (and their covered beneficiaries) of HII and its Subsidiaries that occur prior to the Effective Time and HII will be responsible for COBRA Coverage for all Qualifying Events that occur with respect to Retained Companies' Employees (and their covered beneficiaries) following the Effective Time.

         SECTION 10.09. Collective Bargaining Agreements. (a) Acquiror shall, and HC shall cause New Spinco to, take such action as may be required to cause Acquiror to assume any and all union contracts then existing for any and all Retained Companies' Employees who are union employees of HII. HII's obligations under any collective bargaining agreements covering any New

Spinco Employee shall be Contributed Liabilities, HII's rights under any such agreement shall be Contributed Assets and New Spinco shall be the successor employer under such collective bargaining agreements. HII's obligations under any collective bargaining agreements covering any Retained Companies' Employee shall be Retained Liabilities, and HII's rights under any such agreement shall be Retained Assets.

         (b) Acquiror agrees to take whatever actions are necessary to ensure that the transactions contemplated pursuant to this agreement will not be treated as a withdrawal resulting in any withdrawal liability of HII from any Multiemployer Plan.

         SECTION 10.10. Relocation Expenses. Acquiror shall provide relocation benefits to each of the Retained Companies' Employees listed on Schedule 10.10, which such list shall be finalized no later than the Effective Time, who are to be relocated, which such benefits shall be at least equal to those benefits provided to Acquiror's employees immediately prior to the date hereof in accordance with Acquiror's policies.

         SECTION 10.11. Vacation and Sick Leave. (a) Acquiror will adopt vacation and sick leave policies substantially comparable to those maintained by HII immediately prior to the Effective Time, and, to the extent fully accrued in the Working Capital Statement, will credit all service earned by the Retained Companies' Employees prior to the Effective Time and will accept all liability for vacation and sick leave days accrued by the Retained Companies' Employees as of the Effective Time; to the extent not so accrued, HC will be liable in respect of all of the foregoing and will indemnify Acquiror and its Affiliates in respect thereof.

         (b) HC will cause New Spinco to adopt vacation and sick leave policies comparable to those maintained by HII immediately prior to the Effective Time, will credit all service earned by New Spinco Employees prior to the Effective Time and will accept all liability for vacation and sick leave days accrued by the New Spinco Employees as of the Effective Time.

         SECTION 10.12. Loyalty Bonuses. New Spinco shall pay to each of the Core Employees designated by HC and agreed to by Acquiror, a loyalty bonus equal to 25% of the base annual salary for such employee for the period between the date hereof and either (b) the date of such employees' date of severance or
(c) six months after the Effective Time, whichever such period is shorter. Acquiror shall reimburse New Spinco for any loyalty bonus paid pursuant to this
Section 10.12 within 20 days from the date New Spinco makes such payment. Acquiror and New Spinco agree to treat any payment made to New Spinco pursuant to the preceding sentence as a reimbursement for loyalty payments made by New Spinco on behalf of Acquiror.

         SECTION 10.13. WARN. (a) Acquiror shall not, at any time prior to 90 days after the Effective Time, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting in whole or in part any facility, site of employment, operating unit or employee of HII without complying fully with the requirements of WARN.

         (b) HC shall not, at any time prior to 90 days after the Effective Time, effectuate a "plant closing" or "mass layoff" as those terms are defined in WARN affecting in whole or in part any facility, site of employment, operating unit or employee of HII without complying fully with the requirements of WARN.

         SECTION 10.14. Cooperation. Without limiting the generality of Articles 7 and 8 hereof, HII, Acquiror and New Spinco agree to furnish each other promptly with such information concerning employees and employee benefit plans, arrangements or policies as is reasonably necessary and appropriate to effect the transactions contemplated by this Article 10.

                                   ARTICLE 11
                            CONDITIONS TO THE MERGER

         SECTION 11.01. Conditions to the Obligations of Each Party. The obligations of each of HII and Acquiror to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) the adoption of this Agreement and issuance of Acquiror Stock in the Merger shall have been approved by the requisite vote of the stockholders of Acquiror in accordance with the DGCL;

         (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the Transactions;

         (c) the transactions contemplated by Article 4, including, without limitation, the Contribution and the Exchange, shall have been consummated in accordance with the terms of this Agreement and the Contribution Agreement;

         (d) the parties or their respective Affiliates shall have entered into the Stockholders Agreement, the Hotel Properties Agreement and the Registration Rights Agreement and shall also enter into the Asset Purchase Agreements, the form of such agreements to be agreed upon by the parties prior to February 7, 1997 and the closings under the Asset Purchase Agreements shall have taken place simultaneously with the Closing;

         (e) the parties shall have entered into the Franchise Agreements substantially in the form attached hereto as Exhibit E; and

         (f) the waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.

         SECTION 11.02. Conditions to the Obligations of HII. The obligation of HII to consummate the Merger is subject to the satisfaction of each of the following further conditions:

         (a) Acquiror shall have performed in all material respects all obligations required to be performed by it under the Transaction Documents at or prior to the Effective Time, and HII shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror to such effect;

         (b) The representations and warranties of Acquiror contained in this Agreement and in any certificate or other writing (including Acquiror Representation Letter) delivered by Acquiror pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (it being understood that where any such representation or warranty already includes a Material Adverse Effect or materiality exception, no further materiality exception is to be permitted by this Section) and HII shall have received a certificate signed by an executive officer of Acquiror to the foregoing effect;

         (c) HII shall have determined in good faith, after considering the advice of Davis Polk & Wardwell, that there has not occurred after the date of this Agreement any Adverse Tax Development (as defined below) after the date hereof that has a reasonable possibility of or will result in the imposition of a material amount of federal income Tax to HII, New Spinco or any of their respective Affiliates, Subsidiaries or stockholders by reason of the Contribution, the Exchange or the Merger. "ADVERSE TAX DEVELOPMENT" means the enactment or proposal of any legislation or any regulation or notice that would cause the Contribution, Exchange or Merger to become taxable for federal income tax purposes;

         (d) HII shall have received (i) an advance letter ruling from the IRS as contemplated by Section 7.01(B)(d)(i) to the effect that the Contribution and Exchange qualify as a "reorganization" within the meaning of
Section 368(a)(1)(D) of the Code and as a tax free distribution under Section 355 of the Code and (ii) an opinion of Davis Polk & Wardwell to the effect that the Merger constitutes a tax-free reorganization under Section 368(a)(1)(A) of the Code in which no gain is recognized by HC or HII;

         (e) No event resulting in an Acquiror Material Adverse Effect shall have occurred; and

         (f) Acquiror shall have entered into employment agreements with Peter Kline and John Beckert previously described.

         SECTION 11.03. Conditions to the Obligations of Acquiror. The obligation of Acquiror to consummate the Merger is subject to the satisfaction of each of the following further conditions:

         (a) Each of HII and New Spinco shall have performed in all material respects all obligations required to be performed by it under the Transaction Documents at or prior to the Effective Time, and Acquiror shall have received a certificate signed on behalf of HII by an executive officer of HII to such effect;

         (b) The representations and warranties of HII contained in this Agreement and in any certificate or other writing delivered by HII pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (it being understood that where any such representation or warranty already includes a Material Adverse Effect or materiality exception, no further materiality exception is to be permitted by this Section) and Acquiror shall have received a certificate signed by an executive officer of HII to the foregoing effect;

         (c) The Acquiror Required Consents listed on Schedule 11.03(c), the failure of which to obtain could reasonably be expected to have an Acquiror Material Adverse Effect, shall have been obtained;

         (d) No event resulting in a Retained Companies Material Adverse Effect shall have occurred;

         (e) Acquiror shall have obtained the financing contemplated to be provided to Acquiror pursuant to the Commitment Letter previously delivered to HC;

         (f) There shall not be pending or threatened any litigation, proceeding or claim brought by any Governmental Authority seeking to enjoin the Merger or any transaction contemplated by this Agreement seeking any hold-separate, divestiture or other order relating thereto or to any other business or asset of Acquiror or any Subsidiary thereof or seeking any other relief that Acquiror reasonably determines would be materially adverse; and

         (g) Bass International Holdings N.V. shall have entered into a guarantee of the indemnity obligations of HC and New Spinco under this Agreement and the Contribution Agreement reasonably satisfactory to Acquiror.

                                   ARTICLE 12
                           SURVIVAL; INDEMNIFICATION

         SECTION 12.01. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until June 1, 1998; provided that (i) except as set forth below, the covenants and agreements contained in this Agreement shall survive for the period set forth therein, or, if no specific period is set forth therein, indefinitely, (ii) the representations and warranties contained in Sections 5.10(c), 5.11, 5.12(a), (b) and (c), 5.14(a) and (b), 6.11,
6.12(c), (d) and (e) and 6.13(a) and (b) shall not survive after the Effective Time, (iii) the representations and warranties contained in Section 5.14(c) and 6.13(c) shall survive until 40 months from the Effective Time, (v) the representations and warranties, covenants and agreements, as the case may be, set forth in Sections 5.12(e), 6.12(a) and 8.03(a) shall survive all applicable statutes of limitations (including applicable extensions) and (v) the indemnifications set forth in Section 12.02(b) shall survive until 40 months from the Effective Time, and thereafter each HII and the Acquiror and any of their respective Affiliates hereby waives any contribution or similar rights it may have against HC, whether in law or in equity, with respect to Environmental Liabilities or Structural Deficiencies. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the claim for indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

         SECTION 12.02. Indemnification. (a) HC hereby indemnifies Acquiror, and will cause New Spinco to indemnify Acquiror jointly and severally, and, effective at the Effective Time, without duplication, HII or any of their respective Affiliates against and agrees to hold them harmless from any and all Damages incurred or suffered by Acquiror, HII or any of their respective Affiliates arising out of any misrepresentation or breach of covenant made or to be performed by HII (prior to the Effective Time) or HC pursuant to this Agreement; provided that (i) HC shall not be liable under this Section
12.02(a) for any Damages relating to Taxes which are governed by Article 5 of the Contribution Agreement and (ii) no claim may be made against HC for indemnification pursuant to this Section 12.02(a) with respect to any Individual Item of liability or damage for breach of any representation or warranty, unless such item exceeds $5,000 and unless the aggregate of all such liabilities and damages of Acquiror with respect to this Section 12.02(a), plus all liabilities and damages incurred under comparable provisions of the Asset Purchase Agreements, shall exceed $1,000,000, after which HC shall be liable for the full amount of all Damages (without regard to the foregoing threshold). "INDIVIDUAL ITEM" means an item or series of items relating to a single event or arising out of the same misrepresentation. Notwithstanding anything to the contrary in this Section 12.02(a) or elsewhere in this Agreement, after the Effective Time, the representations and warranties contained in Section 5.10(d) with respect to each Retained Real Property referred to in Section 5.10(d) shall be deemed to exclude (and HC shall not be liable for any Damages relating to) all Liens and other matters referred to in Section 5.10(d) with respect to such

Retained Real Property disclosed in any title commitment, report, abstract or opinion or survey or other written notice relating to such Retained Real Property received prior to the Effective Time by Acquiror unless Acquiror gives HC notice of such matter promptly within a reasonable time after receiving such disclosure and gives HC the opportunity to attempt to cure, remove or insure over the matter.

         (b) HC hereby indemnifies Acquiror and, effective at the Effective Time, without duplication, HII and any of their respective Subsidiaries against and agrees to hold them harmless from any and all Damages incurred or suffered by Acquiror, HII or any of their Subsidiaries arising out of events occurring on or prior to the Effective Time at the Hotels which arise directly and solely as a result of (i) any violation or requirement of any Environmental Law or Environmental Liability or obligation thereunder which was identified in either an Initial Report or an HC Report pursuant to the terms of Section 9.09 or (ii) any violation of any Building Code or other Structural Deficiency which was identified in either an Initial Report or an HC Report delivered pursuant to the terms of Section 9.09 and for which a maximum estimated cost was provided in such report; provided that (w) with respect to any specific violation of a Building Code or other Structural Deficiency identified in an Initial Report or on a HC Report, HC shall not be liable under this Section 12.02(b) for any Damages which exceed the Final Estimated Cost (as defined in Section 9.09) with respect to such item; (x) no items covered by this Section 12.02(b) may be asserted under Section 12.02(a), (y) HC shall not be liable under this section 12.02(b) for any Damages unless and until the aggregate of all such Damages and any Damages incurred pursuant to the comparable indemnification provisions of the Asset Purchase Agreements exceeds $10 million and then only for 70% of the Damages in excess of such $10 million and (z) HC's maximum liability under this
Section 12.02(b) and the comparable indemnification provisions of the Asset Purchase Agreements shall not exceed $21 million.

         (c) Acquiror hereby indemnifies HC, New Spinco and their respective Affiliates (the "HOLIDAY INDEMNITEES") against and agrees to hold them harmless from any and all Damages incurred or suffered by the Holiday Indemnities arising out of any misrepresentation or breach of covenant made or to be performed by Acquiror pursuant to this Agreement; provided, that no claim may be made against Acquiror for indemnification pursuant to this Section 12.02(c) with respect to any Individual Item of liability or damage, unless such item exceeds $5,000 and unless the aggregate of all such liabilities and damages of the Holiday Indemnitees with respect to this Section 12.02(c), plus all liabilities and damages incurred under comparable provisions of the Asset Purchase Agreements, shall exceed $1,000,000 after which Acquiror shall be liable for the full amount of the Damages (without regard to the foregoing threshold).

         SECTION 12.03. Indemnification Procedures. (a) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Sections 12.02(a), (b) and (c) hereof, such Person (the "INDEMNIFIED PARTY") shall promptly notify the Person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding; provided that the failure of any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure to notify. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

         (b) In addition to and without limiting the terms of Section 12.03(a) above, with respect to any claim for indemnification made pursuant to
Section 12.02(b) hereof, the parties agree that any investigative, monitoring, removal, remedial or other action required to address a failure to comply with Environmental Laws or Building Codes or to address any other Structural Deficiency shall be performed in a reasonable and cost-effective manner and, with respect to a violation of an Environmental Law, shall be limited to those actions required by regulatory authorities to comply with such Environmental Law given the use of the site as of the Effective Time. Acquiror agrees, prior to initiating any activity relating to any environmental or structural matter allegedly covered by Section 12.02(b), to provide HC with a reasonably detailed description of the proposed activity and a reasonable period of time, given the specific circumstances, to permit HC to comment on such proposed activity and agrees to consider any such comments in good faith. Acquiror agrees to use reasonable efforts to perform any such activities in a manner that will permit the maximum available recovery of funds under any applicable insurance policy or any applicable state reimbursement or similar fund, and the amount of Damages for which indemnification would otherwise be provided under this Agreement shall be decreased to take account of any such recovery.

                                   ARTICLE 13
                                  TERMINATION

         SECTION 13.01. Termination. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

         (i)     by mutual written consent of HC, HII and Acquiror;

         (ii)    by HC or HII if, at the stockholders' meetings referred to in
Section 9 (including any postponement or adjournment thereof), the Transactions contemplated hereby that require such approval shall fail to be approved and adopted by the affirmative vote specified therein;

         (iii) by HC, HII or Acquiror, so long as the terminating party is not then in breach of any of its obligations hereunder, after June 30, 1997 if the Merger shall not have been consummated on or before such date;

         (iv) by HC or HII, provided neither HC or HII is then in breach of any of its obligations hereunder, if either (i) Acquiror fails to perform any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty business days after HC or HII delivers written notice thereof, or (ii) any condition in Section 11.02 has not been satisfied and is not capable of being satisfied prior to June 30, 1997;

         (v) by Acquiror, provided it is not then in breach of any of its obligations hereunder, if either (i) HII or HC fails to perform any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty business days after Acquiror delivers written notice thereof or
(ii) any condition in Section 11.03 has not been satisfied and is not capable of being satisfied prior to June 30, 1997; and

         (vi) by Acquiror, in the event the sum of the aggregate Final Estimated Costs relating to matters identified in the Initial Reports or, if applicable, the HC Reports, delivered pursuant to Section 9.09 and comparable provisions of the Asset Purchase Agreements exceed $40.0 million.

         (b) If (i) the transactions contemplated by Article 4 have not been consummated by virtue of the failure or non-waiver of the conditions set forth in Section 7.01(b) of the Contribution Agreement or (ii) either of the conditions set forth in Section 11.02(c) and (d) have not been satisfied (other than by reason of a breach of a covenant by the relevant party) or waived by April 30, 1997 (the "CONTINGENCY DATE"), or such earlier date if the parties mutually determine in good faith that certain conditions cannot be met, then the Contingency Agreement shall, without further action, become automatically effective.

         SECTION 13.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.01 hereof, this Agreement, except for the provisions of Section 14.04, and the confidentiality provisions of Section 9.01, shall forthwith become null and void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 13.02 shall, however, relieve any party to this Agreement of liability for breach of this Agreement.

                                   ARTICLE 14
                                 MISCELLANEOUS

         SECTION 14.01. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement with respect to the subject matter hereof and except as otherwise expressly provided herein and therein.

         SECTION 14.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to HC, HII (prior to the Merger) or New Spinco, to:

                 Holiday Corporation
                 Three Ravinia Drive
                 Suite 2900
                 Atlanta, Georgia 30346
                 Telecopy: (770) 604-5403
                 Attention: Senior Vice President, General Counsel

         with a copy to:

                 Bass plc
                 20 North Audley Street
                 London W1Y 1WE
                 England
                 Attention: Spencer Wigley

                 Davis Polk & Wardwell
                 450 Lexington Avenue
                 New York, New York  10017
                 Attention:       William Rosoff
                 Telecopy:  (212) 450-4800

         if to Acquiror, or HII (following the Merger), to:

                 Bristol Hotel Company
                 14285 Midway Road
                 Suite 340
                 Dallas, Texas 75244
                 Attention: Joel M. Eastman
                 Telecopy: (972) 687-0326

         with a copy to:

                 Jones, Day, Reavis & Pogue
                 599 Lexington Avenue
                 New York, New York 10022
                 Attention: Robert A. Profusek
                 Telecopy: (212) 755-7306

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         SECTION 14.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by HC and HII and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of Acquiror, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of HII, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Acquiror.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 14.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         SECTION 14.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

         SECTION 14.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto.

         SECTION 14.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         SECTION 14.08. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Contribution Agreement.

         SECTION 14.09. Schedules. Notwithstanding anything herein to the contrary, on or prior to the Effective Time, HII and Acquiror may supplement or amend the Schedules applicable to such party with respect to any matter arising after the date hereof which, if existing or occurring on the date hereof would have been required to be set forth or described in such Schedule; but no supplement or amendment will affect the supplementing or amending party's liabilities or obligations for any prior breach of this Agreement whether or not the Effective Time occurs.

         SECTION 14.10. Knowledge. (a) For purposes of this Agreement, "to the knowledge" of HII or HC shall mean actual knowledge, after reasonable inquiry of those persons listed on Schedule 14.10(a).

         (b) For purposes of this Agreement, "to the knowledge" of Acquiror shall mean actual knowledge, after reasonable inquiry, of those persons listed on Schedule 14.10(b).

         SECTION 14.11 Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the Court of Chancery in the State of Delaware, and each of the parties hereby consents to the non-exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.02 shall be deemed effective service of process on such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   HOLIDAY CORPORATION

                                   By:      /s/ Michael L. Goodson
                                            ----------------------
                                            Name: Michael L. Goodson
                                            Title:  Vice President


                                   HOLIDAY INNS, INC.

                                   By:      /s/ James L. Kacena
                                            --------------------
                                            Name: James L. Kacena
                                            Title:  Vice President


                                   BRISTOL HOTEL COMPANY


                                   By:      /s/ Joel M. Eastman
                                            -------------------
                                            Name: Joel M. Eastman
                                            Title: Vice President

                                                                       EXHIBIT I
                                                             TO MERGER AGREEMENT




                          FOURTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION


         FIRST. The name of the corporation is Bristol Hotel Company (the "Company").

         SECOND. The address of the Company's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company's registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

         FOURTH. Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 200,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of Preferred Stock, par value $0.01 per share.

         Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board") is hereby authorized to authorize the issuance of shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                 (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                 (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

                 (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                 (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                 (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

                 (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

                 (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

                 (h) the provisions, if any, of a sinking fund applicable to such series; and

                 (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

         Section 3. Common Stock. Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

         FIFTH. The Board may make, amend, and repeal the By-Laws of the Company. Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such By-Law so made or amended) or by the stockholders in the manner provided in the By-Laws of the Company. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, By-Laws 1, 3, 8, 10, 11, 12, 13, 34, and 40 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. For the purposes of this Certificate of Incorporation, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of Directors.

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Fifth.

         SIXTH. Subject to the rights of the holders of any series of Preferred Stock:

                 (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

                 (b) special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the "Chairman") or a Vice Chairman of the Board (the "Vice Chairman"), (ii) the Secretary of the Company (the "Secretary") within 10 calendar days after receipt of the written request of a majority of the total number of Directors then in office (the "Whole Board"), and (iii) as provided in By-Law 3.

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Sixth; provided, however, that if any proposed amendment or repeal of, or adoption of provision inconsistent with, clause (b) of the first sentence of this Article Sixth is approved by the affirmative vote of the holders of a majority, but less than 80%, of the Voting Stock, voting together as a single class, such proposed amendment, repeal, or adoption of an inconsistent provision will become effective 15 months after such approval.

         SEVENTH. Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three nor more than 15 and will be fixed from time to time in the manner described in the By-Laws of the Company. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. Each Director will be elected to serve until his or her successor is elected and qualified.

         Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the By-Laws of the Company.

         Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, by a sole remaining Director, or, if there is no remaining Director, by the stockholders. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the directorship for which such Director was so elected and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

         Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock in respect of the election additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office (a) by the Board as provided in the Bylaws and (b) by the stockholders only for cause and only in the manner provided in this
Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

         Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Seventh; provided, however, that if any such proposed amendment or repeal or adoption of an inconsistent provision is approved by the affirmative vote of the holders of a majority, but less than 80%, of the Voting Stock, voting together as a single class, such proposed amendment, repeal, or adoption of an inconsistent provision will become effective 15 months after such approval.

         EIGHTH. To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article Eighth will not adversely affect any right or protection of a Director of the Company in respect of any act or omission occurring in whole or in part prior to such repeal or modification.

         NINTH. Each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Company to the full extent permitted by the DGCL or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this Article Ninth (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts) and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article Ninth. Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or otherwise different than that provided in this Article Ninth or the DGCL, and any such agreement approved by the Whole Board will be a valid and binding obligation of the Company regardless of whether one or more members of the Board, or all members of the Board, are parties thereto or to similar agreements. Notwithstanding anything to the contrary in this Article Ninth, in the event that the Company enters into a contract with any person providing for indemnification of such person, the provisions of such contract will exclusively govern the Company's obligations in respect of indemnification for or advancement of fees or disbursements of such person's counsel or any other professional engaged by such person. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Ninth will not adversely affect any right or protection existing hereunder, or arising out of events occurring or circumstances existing, in whole or in part, prior to such amendment, repeal, or adoption and no such amendment, repeal, or adoption, will affect the legality, validity, or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.

                                                                       EXHIBIT J
                                                             TO MERGER AGREEMENT





                             BRISTOL HOTEL COMPANY


                              AMENDED AND RESTATED
                                     BYLAWS


                            As Adopted and in Effect
                           as of ___________ __, 1997

                             BRISTOL HOTEL COMPANY

                              AMENDED AND RESTATED
                                     BYLAWS


                               TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----
STOCKHOLDERS' MEETINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-4

         1.      Time and Place of Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-4
         2.      Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-4
         3.      Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-4
         4.      Notice of Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-4
         5.      Inspectors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-5
         6.      Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-5
         7.      Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-5
         8.      Order of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-5

DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-7

         9.      Function . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-7
         10.     Number and Term of Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-7
         11.     Vacancies and New Directorships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-7
         12.     Removal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-8
         13.     Nominations of Directors; Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-8
         14.     Resignation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-9
         15.     Regular Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-9
         16.     Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-9
         17.     Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-9
         18.     Written Action.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-9
         19.     Participation in Meetings by Telephone Conference  . . . . . . . . . . . . . . . . . . . . . . . .   J-9
         20.     Committees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-10
         21.     Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-11
         22.     Rules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-11

NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-11

         23.     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-11
         24.     Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-12

OFFICERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-12

         25.     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-12
         26.     Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-12
         27.     Succession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-12
         28.     Authority and Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-12

STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-13

         29.     Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-13
         30.     Classes of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-13
         31.     Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-13
         32.     Lost, Stolen, or Destroyed Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-13
         33.     Record Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-13

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-14

         34.     Damages and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-14
         35.     Insurance, Contracts, and Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-18

GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-19

         36.     Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-19
         37.     Seal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-19
         38.     Reliance upon Books, Reports, and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-19
         39.     Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-19
         40.     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-19
         41.     Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  J-19

                             STOCKHOLDERS' MEETINGS


         1. Time and Place of Meetings. All meetings of the stockholders for the election of Directors or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board or, in the absence of a designation by the Board, the Chairman, or a Vice Chairman and stated in the notice of meeting. The Board, the Chairman, or a Vice Chairman may postpone any previously scheduled annual or special meeting of the stockholders.

         2. Annual Meeting. An annual meeting of the stockholders will be held at such date and time as may be designated from time to time by the Board, at which meeting the stockholders will elect by a plurality vote the Directors to succeed those whose terms expire and will transact such other business as may properly be brought before the meeting in accordance with Bylaw 8.

         3. Special Meetings. (a) Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or by the Certificate of Incorporation, may be called only by (i) the Chairman or a Vice Chairman and (ii) the Secretary within 10 calendar days after receipt of the written request of a majority of the Whole Board. Any such request by a majority of the Whole Board must be sent to the Chairman and the Secretary and must state the purpose or purposes of the proposed meeting. Special meetings of holders of the outstanding Preferred Stock, if any, may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation.

         (b) Upon the receipt by the Company of a written request executed by the holders of not less than a majority of the outstanding Voting Stock (a "Meeting Request"), the Board will (i) call a special meeting of the stockholders for any lawful purpose (which may not, however, include the election of Directors) and (ii) fix a record date for the determination of stockholders entitled to notice of and to vote at such meeting, which record date will not be later than 60 calendar days after the date of receipt by the Company of the Meeting Notice; provided, however, that no separate special meeting of stockholders requested pursuant to a Meeting Request will be required to be convened if (A) the Board calls an annual or special meeting of stockholders to be held not later than 90 calendar days after receipt of such Meeting Request and (B) the purposes of such annual or special meeting include (among any other matters properly brought before the meeting) the purposes specified in such Meeting Request. Notwithstanding any provision of the Certificate of Incorporation or these Bylaws to the contrary, this Bylaw 3(b) may not be amended or repealed by the Board, and no provision inconsistent therewith may be adopted by the Board, without the affirmative vote of the holders of at least a majority of the Common Stock present or represented by proxy and entitled to vote at any annual or special meeting of stockholders at which such vote is to be taken.

         4. Notice of Meetings. Written notice of every meeting of the stockholders, stating the place, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein or by law. When a meeting is adjourned to another place, date, or time, written notice need not be given of the adjourned meeting if the place, date, and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting must be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

         5. Inspectors. The Board may appoint one or more inspectors of election to act as judges of the voting and to determine those entitled to vote at any meeting of the stockholders, or any adjournment thereof, in advance of such meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting may appoint one or more substitute inspectors.

         6. Quorum. Except as otherwise provided by law or in a Preferred Stock Designation, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat. If, however, such quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

         7. Voting. Except as otherwise provided by law or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by written proxy. Every proxy must be duly executed and filed with the Secretary. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. The vote upon any question brought before a meeting of the stockholders may be by voice vote, unless otherwise required by these Bylaws or unless the Chairman or the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting otherwise determine. Every vote taken by written ballot will be counted by the inspectors of election. When a quorum is present at any meeting, the vote of the holders of a majority of the stock which has voting power present in person or represented by proxy and which has actually voted will decide any question properly brought before such meeting, unless the question is one upon which by express provision of law, the Certificate of Incorporation, a Preferred Stock Designation, or these Bylaws, a different vote is required, in which case such express provision will govern and control the decision of such question.

         8. Order of Business. (a) The Chairman, or such other officer of the Company designated by a majority of the Whole Board, will call meetings of the stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the stockholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation by imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxies) who may attend any such stockholders' meeting, by ascertaining whether any stockholder or his proxy may be excluded from any meeting of the stockholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of the stockholders.

         (b) At an annual meeting of the stockholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board in accordance with Bylaw 4, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board, or (iii) otherwise properly requested to be brought before the meeting by a stockholder of the Company in accordance with Bylaw 8(c).

         (c) For business to be properly requested by a stockholder to be brought before an annual meeting, the stockholder must (i) be a stockholder of the Company of record at the time of the giving of the notice for such annual meeting provided for in these Bylaws, (ii) be entitled to vote at such meeting, and (iii) have given timely notice thereof in writing to the Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 calendar days prior to the annual meeting; provided, however, that in the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company's books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the Company that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. Notwithstanding the foregoing provisions of this Bylaw 8(c), a stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Bylaw 8(c). For purposes of this Bylaw 8(c) and Bylaw 13, "public announcement" means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or furnished to stockholders. Nothing in this Bylaw 8(c) will be deemed to affect any rights of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (d) At a special meeting of stockholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chairman or a Vice Chairman or a majority of the Whole Board in accordance with Bylaw 4 or (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board.

         (e) The determination of whether any business sought to be brought before any annual or special meeting of the stockholders is properly brought before such meeting in accordance with this Bylaw 8 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.


                                   DIRECTORS

         9. Function. The business and affairs of the Company will be managed under the direction of the Board.

         10. Number and Term of Office. (a) Subject to the rights, if any, of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation and to the minimum and maximum number of authorized Directors provided in the Certificate of Incorporation, the authorized number of Directors may be determined from time to time by (i) a vote of a majority of the Whole Board or (ii) by the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. Each Director will be elected to serve until his or her successor is elected and qualified.

         (b) Notwithstanding anything contained in the Certificate of Incorporation or these Bylaws to the contrary, the term of any Director who is also an officer of the Company will terminate automatically, without any further action on the part of the Board or such Director, upon the termination for any reason of such Director in his or her capacity as an officer of the Company. Notwithstanding anything contained in the Certificate of Incorporation or these Bylaws to the contrary, the affirmative vote of at least 80% of the Directors then in office will be required to amend, repeal, or adopt any provision inconsistent with this Bylaw 10(b).

         11. Vacancies and New Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, vacancies and newly created directorships resulting from any increase in the authorized number of Directors will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the directorship for which such Director was so elected and until such Director's successor is elected and qualified.
No decrease in the number of Directors constituting the Board will shorten the term of an incumbent Director.

         12. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office (a) by the Board with or without cause and upon the vote of a majority of the Whole Board and (b) by the stockholders only for cause and only in the manner provided in the Certificate of Incorporation.

         13. Nominations of Directors; Election. (a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the following procedures will be eligible for election at a meeting of stockholders as Directors of the Company.

         (b) Nominations of persons for election as Directors of the Company may be made only at an annual meeting of stockholders (i) by or at the direction of the Board or (ii) by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Bylaw 13, who is entitled to vote for the election of Directors at such meeting, and who complies with the procedures set forth in this Bylaw 13. All nominations by stockholders must be made pursuant to timely notice in proper written form to the Secretary.

         (c) To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 calendar days prior to the annual meeting of stockholders; provided, however, that in the event that public announcement of the date of the annual meeting is not made by the Company by inclusion in a report filed with the Securities and Exchange Commission or furnished to stockholders, or by mail, press release or otherwise more than 75 calendar days prior to the date of the annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. To be in proper written form, such stockholder's notice must set forth or include
(i) the name and address, as they appear on the Company's books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving the notice is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Company owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission under the Exchange Act had the nominee been nominated, or intended to be nominated, by the Board; and (vi) the signed consent of each nominee to serve as a director of the Company if so elected. At the request of the Board, any person nominated by the Board for election as a Director must furnish to the Secretary that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. The presiding officer of any annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Bylaw 13, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Bylaw 13, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw 13.

         14. Resignation. Any Director may resign at any time by giving written notice of his resignation to the Chairman or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such written notice.

         15. Regular Meetings. Regular meetings of the Board may be held immediately after the annual meeting of the stockholders and at such other time and place as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

         16. Special Meetings. Special meetings of the Board may be called by the Chairman or a Vice Chairman on one day's notice to each Director by whom such notice is not waived, given either personally or by mail, telephone, telegram, telex, facsimile, or similar medium of communication, and will be called by the Chairman or the Vice Chairman in like manner and on like notice on the written request of five or more Directors. Special meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting.

         17. Quorum. At all meetings of the Board, a majority of the total number of Directors then in office will constitute a quorum for the transaction of business. Except for the designation of committees as hereinafter provided and except for actions required by these Bylaws or the Certificate of Incorporation to be taken by a majority of the Whole Board, the act of a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

         18. Written Action. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes or proceedings of the Board or committee.

         19. Participation in Meetings by Telephone Conference. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any such committee, by means of telephone conference or similar means by which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

         20. Committees. (a) The Board, by resolution passed by a majority of the Whole Board, will designate an executive committee (the "Executive Committee") of not less than two and not more than four members of the Board. The Executive Committee will have and may exercise the powers of the Board, except the power to amend these Bylaws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designation, preferences, and other terms of any series of Preferred Stock), adopt an agreement of merger or consolidation, authorize the issuance of stock, declare a dividend, or recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Company's property and assets, a dissolution of the Company, or a revocation of a dissolution, and except as otherwise provided by law. Unless otherwise provided in the resolution designating the Executive Committee, two-thirds of the members of the Executive Committee will constitute a quorum for the transaction of business, and the act of two-thirds of the members of the Executive Committee will constitute the act of such committee.

         (b) The Board, by resolution passed by a majority of the Whole Board, will designate a finance committee (the "Finance Committee") of not less than one nor more than four members of the Board, one of whom will be a Vice Chairman. In the event of the inability of a Vice Chairman to attend any meeting thereof, the Chairman may take the place at such meeting of a Vice Chairman. The Finance Committee will have and may exercise the powers of the Board in the oversight of the financial affairs of the Company, except the power to amend these Bylaws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences and other terms of any series of Preferred Stock), adopt an agreement of merger or consolidation, authorize the issuance of stock, declare a dividend, or recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Company's property and assets, a dissolution of the Company, or a revocation of a dissolution, or rescind or modify any prior action of the Whole Board, and except as otherwise provided by law. Two-thirds of the members of the Finance Committee will constitute a quorum for the transaction of business, and the act of two-thirds of the members of the Finance Committee (which must include the affirmative vote of a Vice Chairman or, in the absence of a Vice Chairman, the Chairman) will constitute the act of such committee.

         (c) The Board, by resolution passed by a majority of the Board, may designate one or more additional committees, each such committee to consist of one or more Directors (which, unless otherwise prescribed by the Board, in each case must include either the Chairman or the Vice Chairman, or both) and each to have such lawfully delegable powers and duties as the Board may confer.

         (d) The Executive Committee, the Finance Committee and each other committee of the Board will serve at the pleasure of the Board or as may be specified in any resolution from time to time adopted by the Board. The Board may designate one or more Directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of such committee. In lieu of such action by the Board, in the absence or disqualification of any member of a committee of the Board, the members thereof present at any such meeting of such committee and not disqualified from voting, whether or not they constitute a quorum, may, by unanimous action, appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

         (e) Except as otherwise provided in these Bylaws or by law, any committee of the Board, to the extent provided in Paragraph (a) or (b) of this Bylaw or, if applicable, in the resolution of the Board designating such committee, will have and may exercise all the powers and authority of the Board in the direction of the management of the business and affairs of the Company. Any such committee designated by the Board will have such name as may be determined from time to time by resolution adopted by the Board. Except as provided in Paragraph (a) or (b) of this Bylaw 20 or as otherwise prescribed by the Board, a majority of the members of any committee of the Board will constitute a quorum for the transaction of business, and the act of a majority of the members (which, unless otherwise prescribed by the Board, must include the affirmative vote of the Chairman or Vice Chairman or, in the absence of the Chairman or Vice Chairman, the person designated by the Board to take the place of the Chairman or Vice Chairman) will be the act of such committee. Each committee of the Board may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by it.

         (f) A majority of the members of the Finance Committee, and all of the members of any committee the primary responsibilities of which include (i) reviewing the professional services to be provided by the Company's independent auditors and the independence of such firm from the Company's management, reviewing financial statements with management or independent auditors, and/or reviewing internal accounting controls or (ii) reviewing and approving salaries and other compensation, whether cash or non-cash, and benefits of the Company's executive officers, will be directors who are not employees of the Company, United/Harvey Holdings, L.P., Holiday Corporation, Bass America, Inc. or any affiliate thereof. Notwithstanding any provision of the Certificate of Incorporation or these Bylaws to the contrary, this Bylaw 20(f) may not be amended or repealed by the Board, and no provision inconsistent therewith may be adopted by the Board, without the affirmative vote of the holders of at least a majority of the Common Stock present or represented by proxy and entitled to vote at any annual or special meeting of stockholders at which such vote is to be taken.

         21. Compensation. The Board may establish such compensation for, and reimbursement of the expenses of, Directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, or for other services by Directors to the Company or any of its majority-owned subsidiaries, as the Board may determine.

         22. Rules. The Board may adopt rules and regulations for the conduct of its meetings and the management of the affairs of the Company.


                                    NOTICES

         23. Generally. Whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws, notice is required to be given to any

Director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail, addressed to such Director or stockholder, at his, her, or its address as it appears on the records of the Company, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail. Notice to Directors may also be given by telephone, telegram, telex, facsimile, or similar medium of communication or as may otherwise be permitted by these Bylaws.

         24. Waivers. Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.


                                    OFFICERS

         25. Generally. The officers of the Company will be elected by the Board and will consist of a Chairman, a Chief Executive Officer, a President, a Secretary, and a Treasurer. The Board may also choose any one or more Vice Chairmen or Vice Presidents and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, by specific action the Board may authorize the Chairman or a Vice Chairman to appoint any person to any office other than Chairman, Vice Chairman, President, Secretary, or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer's powers or duties to any other officer or to any Director.

         26. Compensation. The compensation of all officers and agents of the Company who are also Directors of the Company will be fixed by the Board or by a committee of the Board. The Board may fix, or delegate the power to fix, the compensation of other officers and agents of the Company to an officer of the Company.

         27. Succession. The officers of the Company will hold office until their successors are elected and qualified. Any officer may be removed at any time by the affirmative vote of a majority of the Whole Board. Any vacancy occurring in any office of the Company may be filled by the Board as provided in Bylaw 24.

         28. Authority and Duties. Each of the officers of the Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board or by the Chairman or the Vice Chairman as provided in Bylaw 24.

                                     STOCK

         29. Certificates. Certificates representing shares of stock of the Company will be in such form as is determined by the Board or an authorized committee thereof, subject to applicable legal requirements. Each such certificate will be numbered and its issuance recorded in the books of the Company, and such certificate will exhibit the holder's name and the number of shares and will be signed by, or in the name of, the Company by the Chairman or a Vice Chairman and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and will also be signed by, or bear the facsimile signature of, any properly designated transfer agent of the Company. Any or all of the signatures and the seal of the Company, if any, upon such certificates may be facsimiles, engraved, or printed. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time certificates are issued and delivered.

         30. Classes of Stock. The designations, preferences, and relative participating, optional, or other special rights of the various classes of stock or series thereof, and the qualifications, limitations, or restrictions thereof, will be set forth in full or summarized on the face or back of the certificates which the Company issues to represent its stock or, in lieu thereof, such certificates will set forth the office of the Company from which the holders of certificates may obtain a copy of such information.

         31. Transfers. Upon surrender to the Company or the transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it will be the duty of the Company to issue, or cause its transfer agent to issue, a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

         32. Lost, Stolen, or Destroyed Certificates. The Secretary may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen, or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen, or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of the new certificate.

         33.     Record Dates.    (a) In order that the Company may determine
the stockholders entitled to notice of or to vote at any meeting of stockholder or any adjournment thereof, the Board may fix a record date, which will not be more than 60 nor less than 10 calendar days before the date of such meeting.
If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

         (b) In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

         (c) The Company will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.


                                INDEMNIFICATION

         34. Damages and Expenses. (a) Without limiting the generality or effect of Article Ninth of the Certificate of Incorporation, the Company will to the fullest extent permitted by applicable law as then in effect indemnify any person (an "Indemnitee") who is or was involved in any manner (including without limitation as a party or a witness) or is threatened to be made so involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including without limitation any action, suit, or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that such person is or was or had agreed to be a Director, officer, employee, or agent of the Company, or is or was serving at the request of the Board or an officer of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether or not for profit (including the heirs, executors, administrators, or estate of such person), or anything done or not done by such person in any such capacity, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. Such indemnification will be a contract right and will include the right to receive payment in advance of any expenses incurred by an Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

         (b) The right of indemnification provided in this Bylaw 34 will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and will be applicable to Proceedings commenced or continuing after the adoption of this Bylaw 34, whether arising from acts or omissions occurring before or after such adoption.

         (c) In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions, and remedies will apply with respect to advancement of expenses and the right to indemnification under this Bylaw 34:

                   (i) All reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding will be advanced to the Indemnitee by the Company within 30 calendar days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements will reasonably evidence the expenses incurred by the Indemnitee and, if and to the extent required by law at the time of such advance, will include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay such amounts advanced as to which it may ultimately be determined that the Indemnitee is not entitled. If such an undertaking is required by law at the time of an advance, no security will be required for such undertaking and such undertaking will be accepted without reference to the recipient's financial ability to make repayment.

                   (ii) To obtain indemnification under this Bylaw 34, the Indemnitee will submit to the Secretary a written request, including such documentation supporting the claim as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification will be made not less than 60 calendar days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary will promptly upon receipt of such a request for indemnification advise the Board in writing that the Indemnitee has requested indemnification. The Indemnitee's entitlement to indemnification under this Bylaw 34 will be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board, or, in the case of an Indemnitee that is not a present or former officer of the Company, by any committee of the Board or committee of officers or agents of the Company designated for such purpose by a majority of the Board of Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined) if (1) a Change of Control (as hereinafter defined) has occurred and the Indemnitee so requests or (2) in the case of an Indemnitee that is a present or former officer of the Company, a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (C) by the stockholders (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board, presents the issue of entitlement to indemnification to the stockholders for their determination); or (D) as provided in subparagraph (iii) below. In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to clause (B) above, a majority of the Disinterested Directors will select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change of Control has occurred, the Indemnitee will select such Independent Counsel, but only an Independent Counsel to which the Board does not reasonably object.

                   (iii) Except as otherwise expressly provided in this Bylaw 34, the Indemnitee will be presumed to be entitled to indemnification under this Bylaw 34 upon submission of a request for indemnification together with the

       Supporting Documentation in accordance with subparagraph (c)(ii) above, and thereafter the Company will have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under subparagraph (c)(ii) to determine entitlement to indemnification has not been appointed or has not made a determination within 60 calendar days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee will be deemed to be entitled to indemnification and the Indemnitee will be entitled to such indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in paragraph (a) of this Bylaw 34, or of any claim, issue, or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

                   (iv) (A) In the event that a determination is made pursuant to subparagraph (c)(ii) that the Indemnitee is not entitled to indemnification under this Bylaw 34, (1) the Indemnitee will be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or
       (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, (2) any such judicial proceeding or arbitration will be de novo and the Indemnitee will not be prejudiced by reason of such adverse determination, and (3) in any such judicial proceeding or arbitration the Company will have the burden of proving that the Indemnitee is not entitled to indemnification under this Bylaw 34.

                   (B) If a determination is made or deemed to have been made, pursuant to subparagraph (c)(ii) or (iii) of this Bylaw 34 that the Indemnitee is entitled to indemnification, the Company will be obligated to pay the amounts constituting such indemnification within five business days after such determination has been made or deemed to have been made and will be conclusively bound by such determination unless
       (1) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (2) such indemnification is prohibited by law. In the event that advancement of expenses is not timely made pursuant to subparagraph (c)(i) of this Bylaw 34 or payment of indemnification is not made within five business days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to subparagraph (c)(ii) or (iii) of this Bylaw 34, the Indemnitee will be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of any event described in subclause (1) or (2) of this clause
       (A) (a "Disqualifying Event"); provided, however, that in any such action the Company will have the burden of proving the occurrence of such Disqualifying Event.

                   (B) The Company will be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to the provisions of this subparagraph (c)(iv) that the procedures and presumptions of this Bylaw 34 are not valid, binding, and enforceable and will stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Bylaw 34.

                   (C) In the event that the Indemnitee, pursuant to the provisions of this subparagraph (c)(iv), seeks a judicial adjudication of, or an award in arbitration to, enforce his or her rights under, or to recover damages for breach of, this Bylaw 34, the Indemnitee will be entitled to recover from the Company, and will be indemnified by the Company against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it is determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration will be prorated accordingly.

                   (v)  For purposes of this paragraph (c):

                        (A) "Change in Control" means the occurrence of any of the following events:

                                (1) The Company is merged, consolidated, or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction are held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of the Company immediately prior to such transaction;

                                (2)      The Company sells or otherwise
                        transfers all or substantially all of its assets to another corporation or other legal entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of such other corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

                                (3)      If, during any period of two
                        consecutive years, individuals who at the beginning of any such period constitute the Directors cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (3) each Director who is first elected, or first nominated for election by the Company's stockholders by a vote of at least two-thirds of the Directors (or a committee of the Directors), then still in office who were Directors at the beginning of any such period will be deemed to have been a Director at the beginning of such period.

               (B) "Disinterested Director" means a Director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

               (C) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (1) the Company or the Indemnitee in any matter material to either such party or (2) any other party to the Proceeding giving rise to a claim for indemnification under this Bylaw 34. Notwithstanding the foregoing, the term "Independent Counsel" will not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would be precluded from representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Bylaw 34.

       (d) If any provision or provisions of this Bylaw 34 are held to be invalid, illegal, or unenforceable for any reason whatsoever: (i) the validity, legality, and enforceability of the remaining provisions of this Bylaw 34 (including without limitation all portions of any paragraph of this Bylaw 34 containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) will not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Bylaw 34 (including without limitation all portions of any paragraph of this Bylaw 34 containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) will be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

       35. Insurance, Contracts, and Funding. The Company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines, and amounts paid in settlement or incurred by any Indemnitee in connection with any Proceeding referred to in Bylaw 34 or otherwise, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any person entitled to indemnification under Bylaw 34 or otherwise, and may create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in Bylaw 34. Notwithstanding anything to the contrary contained in Bylaw 34, in the event that the Company enters into a contract with any person providing for indemnification of such person, the provisions of such contract will exclusively govern the Company's obligations in respect of indemnification for or advancement of fees or disbursements of such person's counsel or any other professional engaged by such person.

                                    GENERAL

       36. Fiscal Year. The fiscal year of the Company will be fixed from time to time by the Board.

       37. Seal. The Board may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

       38. Reliance upon Books, Reports, and Records. Each Director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company's officers or employees, or committees of the Board, or by any other person or entity as to matters the Director, committee member, or officer believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

       39. Time Periods. In applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified, the day of the doing of the act will be excluded and the day of the event will be included.

       40. Amendments. Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws or any of them may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or (b) at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders.

       41. Certain Defined Terms. Terms used herein with initial capital letters that are defined in the Certificate of Incorporation are used herein as so defined.